Execution Version
PURCHASE AND SALE AGREEMENT
between
QEP ENERGY COMPANY
as Seller
and
OASIS PETROLEUM NORTH AMERICA LLC
as Buyer
dated
May 3, 2021

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LIST OF APPENDICES, EXHIBITS AND SCHEDULES

APPENDICES
Appendix A	―	Defined Terms

EXHIBITS:
Exhibit A-1	―	Leases
Exhibit A-2	―	Fee Minerals
Exhibit B-1	―	Wells
Exhibit B-2	―	Other Wells
Exhibit C	―	Inventory
Exhibit D-1	―	Communication Equipment
Exhibit D-2	―	FCC Licenses
Exhibit E	―	Easements
Exhibit F-1	―	Surface Fee
Exhibit F-2	―	Surface Leases
Exhibit G-1	―	Form of Assignment
Exhibit G-2	―	Form of Deed
Exhibit H	―	Excluded Assets
Exhibit I-1	―	Escrowed Suspense Accounts
Exhibit I-2	―	Form of Escrowed Suspense Assignment
Exhibit J	―	Vehicles
Exhibit K Exhibit L	― ―	Bakken Area Payout Indemnity Wells

SCHEDULES:
Schedule 1.1A	―	Seller Knowledge Persons
Schedule 1.1B	―	Buyer Knowledge Persons
Schedule 1.1C	―	Contested Taxes
Schedule 1.1D	―	Subject Agreements

Schedule 3.7A	―	Allocated Values – Wells
Schedule 3.7B	―	Allocated Values – Leases
Schedule 6.3(q) Schedule 9.4	― ―	Internal Transfer Agreement Consents
Schedule 9.7	―	Litigation
Schedule 9.8(a)	―	Material Contracts
Schedule 9.8(b)	―	Material Contract Matters
Schedule 9.9 Schedule 9.10	― ―	Violation of Laws Preferential Purchase Rights
Schedule 9.11	―	Burdens
v

Schedule 9.12	―	Imbalances
Schedule 9.13	―	Current Commitments
Schedule 9.14	―	Environmental Matters
Schedule 9.15	―	Taxes
Schedule 9.18(a) Schedule 9.18(b) Schedule 9.20 Schedule 9.21 Schedule 9.23 Schedule 9.24	― ― ― ― ― ―	Employee Matters WARN Act Payout Status Notices of Default Suspense Funds Credit Support
Schedule 11.1	―	Conduct of Business
Schedule 11.4(b)	―	Bonds
Schedule 11.10	―	Schedule 11.10 Assets
Schedule 11.11(a)	―	Williston Employees

PURCHASE AND SALE AGREEMENT
    This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of May 3, 2021 (the “Execution Date”), by and between QEP Energy Company, a Delaware corporation (“Seller”), and Oasis Petroleum North America LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are each a “Party”, and collectively the “Parties”.
RECITALS
WHEREAS, Seller desires to sell and assign, and Buyer desires to purchase and pay for, the Assets (as hereinafter defined).
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. Capitalized terms used herein have the meanings set forth in Appendix A, unless the context otherwise requires.
1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles, headings and sections appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. Except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended modified, codified, replaced, or reenacted from time to time, and all rules and regulations promulgated thereunder. References to any date means such date in Midland, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Midland, Texas. The word “extent” in the phrase “to the extent” means the degree or proportion to which a subject or other thing extends, and such phrase shall not mean simply “if”. With respect to all dates and time periods in this Agreement, time is of the essence.
ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for the Assets and assume the Assumed Obligations. As used herein, “Assets” means, collectively, all of Seller’s right, title and interest in and to the following, less and except the Excluded Assets:
(a)    all (i) oil and gas leases and the Indian Mineral Development Agreements covering lands located in the Bakken Area, including those described in Exhibit A-1, and (ii) mineral fee interests located in the Bakken Area, including those described in Exhibit A-2 (“Fee Minerals”) (in each case of (i) and (ii) together with any overriding royalty interests and all other right, title and interest of Seller, in and to the leasehold and mineral estates created thereby, in each case, and subject to the terms, conditions, covenants and obligations set forth in the applicable instruments, in Exhibit A-1, and/or in Exhibit A-2), subject to any applicable reservations or depth restrictions set forth in the applicable instruments, together with any and all other rights, titles and interests of Seller in and to the lands covered or burdened thereby (such interest in such leases, lands and Fee Minerals, collectively, the “Leases”);
(b)    all rights and interests in, under or derived from all unitization, communitization and pooling orders, declarations and agreements in effect with respect to any of the Leases and the units created thereby (the “Units”);
(c)    all oil and gas wells located on any of the Leases or Units, whether such wells are producing, non-producing, temporarily abandoned, shut-in, plugged and abandoned, or otherwise, and including any section line wells (such interest in such wells, including the wells set forth in Exhibit B-1, the “Wells”);
(d)    all water wells, observation wells, disposal wells and injection wells located on, or primarily used in connection with, any of the Leases or Units (other than the Wells), whether temporarily abandoned, shut-in, plugged and abandoned, or otherwise, and all real property rights associated therewith, including the wells set forth in Exhibit B-2 (the “Other Wells”);
(e)    all Applicable Contracts, except those excluded pursuant to Section 13.4;
(f)    all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, in each case, that are (i) described on Exhibit C (to the extent described on Exhibit C, and not sold or put to use, in each case, in the ordinary course of business prior to the Closing, the “Inventory”) or (ii) located on, or used in connection with the ownership and operation of, any of the Leases, Wells, Other Wells or Units, in each case, including pipelines, gathering systems, well equipment, drilling rigs, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, storage tanks, treatment systems, processing and separation facilities, disposal facilities, structures, materials, well communication devices and other items primarily used in the ownership, operation or development of the Leases, Well, Other Wells or Units, including any of the foregoing related to water, produced water or frac water (the foregoing, including the Inventory, collectively, the “Personal Property”);
(g)    the personal computers, SCADA equipment, software licenses (to the extent they may be assigned), servers, network equipment and associated peripherals and telephone equipment, and associated data, in each case, primarily related to the other Assets, including those described on Exhibit D-1 (the “Communication Equipment”);
(h)    to the extent they may be assigned, those licenses granted by the Federal Communications Commission and described in Exhibit D-2 (the “FCC Licenses”);
(i)    all Hydrocarbons attributable to the Leases, Wells and/or Units to the extent such Hydrocarbons were produced from and after the Effective Time;
(j)    Storage Hydrocarbons, plus line fill and tank-bottoms;
(k)    all Imbalances relating to the Assets;
(l)    to the extent they may be assigned, all Easements, including those set forth on Exhibit E;
(m)    to the extent they may be assigned, all Permits that are primarily used or held for use in connection with the ownership or operation of the other Assets;
(n)    all surface fee property and associated offices, warehouses, laydown yards and similar assets located within the Bakken Area, including those described on Exhibit F-1 (the “Surface Fee”);
(o)    to the extent they may be assigned, the leased real property and leased offices, warehouses, and other personal property, in each case, described in Exhibit F-2 (the “Surface Leases”);
(p)    all geophysical, seismic, micro-seismic and related technical data, cores and logs (in each case) that (i) are held by Seller or its Affiliates, (ii) are transferable without payment of a fee or other penalty to any Third Party under any Contract (unless Buyer has separately agreed in writing to pay such fee or other penalty), and (iii) primarily relate to the Leases, Wells or Units;
(q)    to the extent and only to the extent relating to those Assets operated by Seller, (i) the escrow account(s) described on Exhibit I-1 (as so limited, the “Escrowed Suspense

Accounts”), and (ii) the Suspense Funds on deposit therein (as so limited, the “Escrowed Suspense Funds”);
(r)    all vehicles and other rolling stock described on Exhibit J;
(s)    all membership interests in Sakakawea Area Spill Response LLC, a Delaware limited liability company (such entity, “SASR” and such membership interests, the “SASR Interests”); and
(t)    those files, records and data, that (i) primarily relate to the ownership, operation or development of the other Assets, and (ii) that are in Seller’s or it’s Affiliates’ possession, including: (A) land and title records (including abstracts of title, title opinions and title curative documents); (B) Applicable Contract files; (C) correspondence with Governmental Authorities; (D) operations, environmental, health and safety, pipeline safety, production, accounting and Asset Tax records (other than those that relate to the business of Seller generally); (E) Well files; and (F) facility and well records (the foregoing items, in such format(s) as the same are maintained by Seller or its Affiliates, less and except the Excluded Records, collectively, the “Records”).
2.2    Excluded Assets. Seller shall reserve and retain, on its own behalf or on behalf of certain of its Affiliates, all of the Excluded Assets.
2.3    Revenues and Expenses.
(a)    For purposes of determining the amount of the adjustment to the Purchase Price provided for in Section 3.3, the principles set forth in this Section 2.3 shall apply except as expressly provided otherwise in this Agreement. Subject to the preceding sentence, Seller shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds) (other than Storage Hydrocarbons) and shall remain responsible for all Operating Expenses, in each case, attributable to the period of time prior to the Effective Time. Subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds), and shall be responsible for all Operating Expenses, in each case, attributable to the period from and after the Effective Time. Subject to the occurrence of Closing and subject to Section 2.3(b), Section 2.3(c), Section 2.3(d), Section 2.3(e) and Section 15.2(b), all Operating Expenses that are: (i) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller; and (ii) incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Buyer. Such amounts that are received or paid prior to Closing shall be accounted for in the Preliminary Settlement Statement. Subject to Section 15.2(h), after Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3; provided, that Buyer shall control any such joint audit on behalf of the Parties that includes post-Effective Time Operating Expenses, and shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Any expenses from such audit shall be borne by Buyer and Seller in the same proportion as the Operating Expenses at issue are or would be borne by Buyer and Seller. Buyer shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Buyer or its Affiliates and relating to periods for which Seller is wholly or partially responsible.
(b)    Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement, or that were incorrect in the Preliminary Settlement Statement and require further adjustments based on actual credits, charges, receipts and other items, shall be accounted for in the Final Settlement Statement. After the agreement of Buyer and Seller upon the Final Settlement Statement, (or determination thereof), but prior to the one-year anniversary of the Closing Date (the “Cut-Off Date”), (i) if any Party receives monies belonging to any other Party, including proceeds of production, then such amount shall, within 60 days after the end of the calendar month in which such amounts were received, be paid by such receiving Party to the proper Party, (ii) if any Party, after providing notice to the other Party, pays monies for Operating Expenses which are the obligation of any other Party, then such other Party shall, within 60 days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received by such other Party, reimburse the Party which paid such Operating Expenses, (iii) if a Party receives an invoice of an Operating Expense which is owed by another Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) if an invoice for an Operating Expense received by a Party is partially an obligation of two or more Parties, then the relevant Parties shall consult with each other, and shall promptly pay, their respective portion of such Operating Expense to the obligee thereof.
(c)    For the avoidance of doubt, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Preliminary Settlement Statement or Final Settlement Statement and otherwise under this Agreement, as applicable, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date, regardless of when the applicable invoice was sent. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and COPAS standards, as applied by Seller in the ordinary course of business consistent with past practice, subject to the other provisions of this Section 2.3.  For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the production meters, flare meters, fuel use equipment, venting, or delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands. Liquid Hydrocarbons in storage shall be measured by gauging of tanks at the Effective Time.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging data is not available.

(d)    Notwithstanding anything to the contrary in this Section 2.3, (i) Seller shall be entitled to offset any amounts owed by Seller or its Affiliates to Buyer or its Affiliates under this Agreement or any of the Transaction Documents against any amounts owed by Buyer or its Affiliates to Seller or its Affiliates under this Agreement or any of the Transaction Documents and (ii) Buyer shall be entitled to offset any amounts owed by Buyer or its Affiliates to Seller or its Affiliates under this Agreement or any of the Transaction Documents against any amounts owed by Seller its Affiliates to Buyer or its Affiliates under this Agreement or any of the Transaction Documents.
(e)    For the avoidance of doubt, the Parties agree that, from and after the Cut-Off Date, subject to Section 8.2, Buyer shall be responsible for all Operating Expenses and shall be entitled to all proceeds, in each case, related to the Assets, regardless of when such Operating Expenses were incurred or paid or when such proceeds of production were earned or received. Notwithstanding anything in this Section 2.3 or otherwise in this Agreement to the contrary, but subject to Section 8.2, from and after the Cut-Off Date, Seller shall (i) not be responsible for, or otherwise required to pay, any Operating Expenses, regardless when the same were incurred or paid, (ii) not be entitled to any proceeds attributable to the Assets, including proceeds of production attributable to the period prior to the Effective Time, and the rights to such proceeds shall be deemed to have been conveyed to Buyer.
ARTICLE III
PURCHASE PRICE
3.1    Purchase Price. The aggregate purchase price for the Assets shall be $745,000,000 (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Seller at Closing by wire transfer in immediately available funds to the account of Seller (the details of which shall be provided to Buyer in the Preliminary Settlement Statement).
3.2    Deposit. Within two Business Days after the Execution Date, Buyer shall deposit with the Escrow Agent, by wire transfer in immediately available funds, an amount equal to 10% of the Purchase Price (such amount, together with the interest and other earnings thereon, the “Deposit”). The Deposit will be held by the Escrow Agent pursuant to the Escrow Agreement and the terms of this Section 3.2 and Section 7.2. The Deposit shall be applied against the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of this Agreement.
3.3    Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:
(a)    The Purchase Price shall be adjusted upward by the following amounts (without duplication):
(i)    an amount equal to the value of all merchantable Hydrocarbons attributable to the Assets in storage or existing in pipelines, plants and/or tanks (excluding line fill and tank bottoms below the load flange) that are, as of the Effective Time (A) upstream of the pipeline connection or above the relevant outlet flange or (B) upstream of the sales meter

(collectively, the “Storage Hydrocarbons”), in each case, with such value to be based upon the Contract price in effect as of the Effective Time (or if no such Contract is in effect, the market value in the area as of the Effective Time), less (1) Burdens, (2) severance Taxes deducted by the purchaser of such production and (3) other applicable post-production deductions;
(ii)    an amount equal to all Operating Expenses incurred by Seller or its Affiliates that are attributable to the ownership or operation of the Assets from and after the Effective Time up to Closing (whether paid before or after the Effective Time), and Burdens (including prepayments thereof, specifically including the deposit of estimated Burdens with the ONRR);
(iii)    to the extent that Seller is underproduced as shown with respect to the net Well Imbalances set forth in Schedule 9.12, as complete and final settlement of all Well Imbalances attributable to the Assets, an amount equal to the product of (A) the underproduced volumes, times (B) (1) $3.00/Mcf for gaseous Hydrocarbons and/or (2) $60.00/Bbl for liquid Hydrocarbons, as applicable;
(iv)    to the extent that Seller has overdelivered any Hydrocarbons as shown with respect to the net Pipeline Imbalances set forth in Schedule 9.12, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of (A) the overdelivered volumes, times (B) (1) $3.00/Mcf for gaseous Hydrocarbons and/or (2) $60.00/Bbl for liquid Hydrocarbons, as applicable;
(v)    Overhead Costs attributable to the period from the Effective Time up to the Closing, which amount shall be in lieu of any other general and administrative and overhead expenses of Seller or its Affiliates;
(vi)    the amount of all Asset Taxes prorated to Buyer in accordance with Section 15.2(c) but paid or payable by Seller;
(vii)    the Title Benefit Amounts of any Title Benefits for which such Title Benefit Amounts have been determined pursuant to Section 13.2(h) or Section 13.2(j), but in each case, only as an offset to the amount set forth in Section 3.3(b)(ii); and

(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
(b)    The Purchase Price shall be adjusted downward by the following amounts (without duplication):
(i)    an amount equal to all proceeds actually received by Seller or its Affiliates (including any amounts received as a result of netting or offsets) attributable to the sale of Hydrocarbons produced from or allocable to the Assets during the period following the

Effective Time, net of Burdens, transportation, and marketing and other post-production expenses;
(ii)    subject to Section 13.2(i), if Seller makes the election under Section 13.2(d)(i) with respect to any uncured Title Defect, the Title Defect Amount with respect to such Title Defect;
(iii)    subject to Section 14.1(e), if Seller makes the election under Section 14.1(c)(i) with respect to any uncured Environmental Defect, the Remediation Amount with respect to such Environmental Defect;
(iv)    the Allocated Value of any Assets excluded from the transactions contemplated hereby pursuant to Section 12.1(b), Section 13.2(d)(iii), Section 13.4 or Section 14.1(c)(iii);
(v)    the amount of all Asset Taxes prorated to Seller in accordance with Section 15.2(c) but paid or payable by Buyer;
(vi)    to the extent that Seller is overproduced as shown with respect to the net Well Imbalances set forth in Schedule 9.12, as complete and final settlement of all Well Imbalances attributable to the Assets, an amount equal to the product of (A) the overproduced volumes, times (B) (1) $3.00/Mcf for gaseous Hydrocarbons and/or (2) $60.00/Bbl for liquid Hydrocarbons, as applicable;
(vii)    to the extent that Seller has underdelivered any Hydrocarbons as shown with respect to the net Pipeline Imbalances set forth in Schedule 9.12, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of (A) the underdelivered volumes, times (B) (1) $3.00/Mcf for gaseous Hydrocarbons and/or (2) $60.00/Bbl for liquid Hydrocarbons, as applicable;
(viii)    an amount equal to the Suspense Funds, other than the Escrowed Suspense Funds;
(ix)    an amount equal to all Operating Expenses paid by Buyer or its Affiliates that are attributable to the ownership or operation of the Assets prior to the Effective Time and Burdens (including prepayments thereof, specifically including the deposit of estimated Burdens with the ONRR); and
(x)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
3.4    Preliminary Settlement Statement. Not less than five Business Days prior to the Scheduled Closing Date, Seller shall prepare in good faith and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment to be made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the itemized calculation and reasonable supporting documentation of the adjustments used to determine such amount, together with the designation of Seller’s account for the wire transfers of funds as set forth in Section 6.3(e). When available, actual figures will be used for the determination of the Adjusted Purchase Price at Closing. Within two Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement (provided, that such payment of the amount set forth in the draft Preliminary Settlement Statement at Closing shall not waive Buyer’s rights to dispute any such amounts in the Final Settlement Statement) delivered by Seller to Buyer pursuant to this Section 3.4.
3.5    Final Settlement Statement. On or before 180 days after the Closing (but not prior to 150 days after the Closing), a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller based on actual income and expenses during the period from and after the Effective Time until Closing and which takes into account all final adjustments to be made to the Purchase Price and shows the resulting final Adjusted Purchase Price. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. Seller shall supply documentation, to the extent such documentation in is Seller’s possession, as is reasonably requested by Buyer to reasonably support any credit, charge, receipt or other item. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement and the underlying support documentation, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Buyer’s failure to deliver to Seller a Dispute Notice detailing proposed changes to the Final Settlement Statement by such date shall be deemed to be an acceptance by Buyer of the Final Settlement Statement delivered by Seller and any changes to the Final Settlement Statement as initially prepared by Seller that are proposed or requested by Buyer and not included in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such adjustments in the Final Settlement Statement that are not addressed in the Dispute Notice shall prevail. If the final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer or deemed agreed pursuant to the foregoing (or determined by the Accounting Arbitrator pursuant to Section 3.6), the Final Settlement Statement and such final Adjusted Purchase Price (the “Final Price”), shall be final and binding on the Parties, without limiting Section 15.2(e) or Buyer’s right to indemnity under Section 8.2(c) for Seller Taxes, and without right of appeal. Once the Final Price is agreed (or deemed agreed) upon by the Parties pursuant to this Section 3.5 or by the Accounting Arbitrator pursuant to Section 3.6, any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party on or before the date that is ten Business Days following agreement or deemed agreement (or determination by the Accounting Arbitrator, as applicable) (such date, the “Final Payment Date”) to the owed Party. All amounts paid or transferred pursuant to this Section 3.5 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.6    Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within 25 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Houston office of KPMG US LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement, this Agreement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each disputed adjustment addressed in any Dispute Notice, whichever is accurate (or closer to the accurate amount) based on the terms of this Agreement and the materials described above; provided that the decision will be made solely on the Parties’ position statements and without any additional or supplemental submittals by either Party. The Accounting Arbitrator shall calculate only the disputed adjustments addressed in the Dispute Notice that have not otherwise been resolved and agreed upon in writing by Seller and Buyer after delivery of the Dispute Notice. The Accounting Arbitrator shall act as an independent, neutral expert for the limited purpose of determining the specific disputed matters submitted by the Parties, shall only resolve the items set forth in the engagement that are still in dispute and may not award Liabilities, interest or penalties to the Parties with respect to any matter. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. Each Party shall bear its own costs with respect to any matters addressed in this Section 3.6. In the event that Houston office of KPMG US LLP declines to serve as the Accounting Arbitrator, then the Accounting Arbitrator shall be selected by lot from among the independent national accounting firms that is mutually agreed upon by the Parties. The costs of the Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.
3.7    Allocation of Purchase Price / Allocated Values. Buyer and Seller agree that (a) the unadjusted Purchase Price shall be allocated among the Wells and Leases as set forth in Schedule 3.7A and Schedule 3.7B, as applicable (for each such Well and Lease, its “Allocated Value”), (b) the Allocated Values shall be used in calculating adjustments to the Purchase Price as provided herein, (c) the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of this Section 3.7, and (d) subject to Section 3.8, neither Party nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in Tax audits or other similar proceedings, in connection with Preferential Purchase Rights or in other documents or notices relating to the transactions contemplated by this Agreement.
3.8    Allocation of Consideration for Tax Purposes. Seller and Buyer agree that the portion of the Purchase Price, as adjusted, attributable to the Assets and the Assumed Obligations and other amounts treated for Tax purposes as consideration for a sale transaction (to the extent known at such time) (collectively, the “Allocable Amount”) shall be allocated among the various Assets for Tax purposes. The initial draft of such allocations shall be prepared by Seller in a manner consistent with the Allocated Values and shall be provided to Buyer as soon as reasonably practicable, but no later than 120 days after the Closing (the “Allocation Schedule”). Buyer shall provide Seller with any comments to the Allocation Schedule within 30 days after the date of receipt by Buyer. If Buyer does not deliver any written notice of objection to the Allocation Schedule within such 30-day period, the Allocation Schedule shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Seller, Seller and Buyer will negotiate in good faith for a period of 20 days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Seller and Buyer resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Allocation Schedule. In the event that Seller and Buyer do not resolve all of the items disputed in the Allocation Schedule prior to the end of the Allocation Dispute Resolution Period, all such unresolved disputed items shall be determined by the Accounting Arbitrator pursuant to Section 3.6. The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. The allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Seller and Buyer agree not to take any position inconsistent with the allocations set forth in the Allocation Schedule unless required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable Law) or with the consent of the other Party; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to concede, negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the allocation set forth on the Allocation Schedule. The Parties further agree that the allocations set forth on the Allocation Schedule, as determined in accordance with this Section 3.8, will represent reasonable estimates of the fair market values of the Assets described therein.
3.9    Allocation for Imbalances. Notwithstanding anything to the contrary in this Agreement, if, prior to Closing, any Party discovers an error in the Imbalances set forth in Schedule 9.12, then, notwithstanding anything to the contrary herein, as the applicable Party’s sole remedy in respect of such error, the Purchase Price shall be further adjusted at Closing pursuant to Section 3.3(a)(iii), Section 3.3(a)(iv), Section 3.3(b)(vi) or Section 3.3(b)(vii), as applicable, and Schedule 9.12 will be deemed amended immediately prior to the Closing to reflect the Imbalances for which the Purchase Price is so adjusted. If, after the Closing, any Imbalances are discovered on or before the date of the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.5, then the Party discovering such Imbalances shall notify the other Parties and, notwithstanding anything to the contrary herein, as the applicable Party’s sole remedy in respect of such error, the Parties shall settle such Imbalances based on the formula set forth in Section 3.3(a)(iii), Section 3.3(a)(iv), Section 3.3(b)(vi) or Section 3.3(b)(vii), as applicable as part of the process described in Section 3.5.
3.10    Payout Adjustments. On or prior to the 7th Business Days prior to the Defect Claims Date, Seller shall revise Schedule 9.20 with respect to those Wells containing an entry of “Under Review”, and shall provide to Buyer within three Business Days prior to the Closing Date the final amount of the payout balance to be set forth in Schedule 9.20 for such Wells as determined by Seller based on actual information available to it (such amount the “Updated Payout Balance”). At Closing, the Purchase Price shall be adjusted upward by the amount of the

Net Payout Balance Adjustment Amount, if a positive number, or downward by the amount of the Net Payout Balance Adjustment Amount, if a negative number. For purposes of the representation and warranty set forth in Section 9.20, at Closing, Schedule 9.20 shall be deemed amended with respect to the Wells containing an entry of “Under Review” to state the payout balance for such Well used in the New PV 10 BFIT Value.
ARTICLE IV
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing, of each of the following conditions:
4.1    Representations. Each of the representations and warranties of Seller set forth in Article IX that are not Fundamental Representations shall be true and correct in all respects on and as of the Execution Date and the Closing Date, with the same force and without giving effect to any qualifiers as to materiality, Material Adverse Effect or material adverse effect, as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that are expressly made as of a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect. Each of the representations and warranties of Seller set forth in Article IX that are Fundamental Representations shall be true and correct as of the Execution Date and the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than representations and warranties that are expressly made as of a specified date, which need only be true and correct on and as of such specified date).
4.2    Performance. Seller shall have performed or complied with, in all material respects, all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.
4.3    No Orders. No Order shall have been entered, enforced or issued by any Governmental Authority preventing or prohibiting the consummation of the transactions contemplated by this Agreement.
4.4    Hard Consents, Title Defects and Environmental Defects. The sum of (a) the Allocated Value of Assets excluded pursuant to Section 13.4(a)(i) on account of Hard Consents, plus (b) subject to the Individual Title Defect Threshold and the Title Defect Deductible, as applicable, all Title Defect Amounts for Title Defects timely asserted by Buyer pursuant to Section 13.2(a) (such Title Defect Amount for each such Title Defect being the average of the amount asserted in good faith by Buyer in its Title Defect Notice with respect to such Title Defect and the amount proposed in good faith by Seller with respect to such Title Defect), plus (c) subject to the Individual Environmental Defect Threshold and the Environmental Defect Deductible, all Remediation Amounts for Environmental Defects timely asserted by Buyer pursuant to Section 14.1(a) (such Remediation Amount for each such Environmental Defect being the average of the amount asserted in good faith by Buyer in its Environmental Defect

Notice with respect to such Environmental Defect and the amount proposed in good faith by Seller with respect to such Environmental Defect), less (d) the sum of all Title Benefit Amounts for Title Benefits which Buyer discovers prior to the Defect Claims Date or are timely asserted by Seller pursuant to Section 13.2(b) (such Title Benefit Amount for each such Title Benefit being the average of the amount asserted in good faith by Seller with respect to such Title Benefit and the amount proposed in good faith by Buyer with respect to such Title Benefit), shall be less than 25% of the unadjusted Purchase Price.
4.5    HSR Act. All waiting periods (and any extensions thereof) under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.
4.6    Closing Certificate. Seller shall have executed and delivered to Buyer an officer’s certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 4.1 and Section 4.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.
4.7    Closing Deliverables. Seller shall be ready, willing and able to deliver to Buyer at the Closing the documents and items required to be delivered by Seller under Section 6.3.
ARTICLE V
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to the Closing of each of the following conditions:
5.1    Representations. Each of the representations and warranties of Buyer set forth in Article X that are not Buyer Fundamental Representations shall be true and correct on and as of the Execution Date and the Closing Date, with the same force and effect and without giving effect to any qualifiers as to materiality or material adverse effect, as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, of such representations and warranties that in the aggregate would not have or reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement and to consummate the transaction contemplated hereby at the Closing. Each of the representations and warranties of Buyer set forth in Article X that are Buyer Fundamental Representations shall be true and correct as of the Execution Date and the Closing Date, as though such representations and warranties were made on and as of the Closing Date (other than representations and warranties that are expressly made as of a specified date, which need only be true and correct on and as of such specified date).
5.2    Performance. Buyer shall have performed or complied with, in all material respects, all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

5.3    No Orders. No Order shall have been entered, enforced or issued by any Governmental Authority preventing or prohibiting the consummation of the transactions contemplated by this Agreement.
5.4    Hard Consents, Title Defects and Environmental Defects. The sum of (a) the Allocated Value of Assets excluded pursuant to Section 13.4(a)(i) on account of Hard Consents, plus (b) subject to the Individual Title Defect Threshold and the Title Defect Deductible, as applicable, all Title Defect Amounts for Title Defects timely asserted by Buyer pursuant to Section 13.2(a) (such Title Defect Amount for each such Title Defect being the average of the amount asserted in good faith by Buyer in its Title Defect Notice with respect to such Title Defect and the amount proposed in good faith by Seller with respect to such Title Defect), plus (c) subject to the Individual Environmental Defect Threshold and the Environmental Defect Deductible, all Remediation Amounts for Environmental Defects timely asserted by Buyer pursuant to Section 14.1(a) (such Remediation Amount for each such Environmental Defect being the average of the amount asserted in good faith by Buyer in its Environmental Defect Notice with respect to such Environmental Defect and the amount proposed in good faith by Seller with respect to such Environmental Defect), less (d) the sum of all Title Benefit Amounts for Title Benefits which Buyer discovers prior to the Defect Claims Date or are timely asserted by Seller pursuant to Section 13.2(b) (such Title Benefit Amount for each such Title Benefit being the average of the amount asserted in good faith by Seller with respect to such Title Benefit and the amount proposed in good faith by Buyer with respect to such Title Benefit), shall be less than 25% of the unadjusted Purchase Price.
5.5    HSR Act. All waiting periods (and any extensions thereof) under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.
5.6    Closing Certificate. Buyer shall have executed and delivered to Seller an officer’s certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 5.1 and Section 5.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.
5.7    Closing Deliverables. Buyer shall be ready, willing and able to deliver to Seller at the Closing the documents and items required to be delivered by Buyer under Section 6.3.
ARTICLE VI
CLOSING
6.1    Date of Closing. Subject to the conditions set forth in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before 2:00 p.m. (Central Time) on July 30, 2021 (the “Scheduled Closing Date”), or such other date as Buyer and Seller may agree upon in writing; provided that if the conditions to Closing in Article IV and Article V have not yet been satisfied or waived by the Scheduled Closing Date, then subject to Section 7.1(e), the Closing shall occur three Business Days after such conditions have been satisfied or waived, or such earlier time as the Parties may agree. The date Closing actually occurs shall be the “Closing Date”.

6.2    Place of Closing. The Closing shall be held remotely by exchange of documents and signatures (or their electronic counterparts), or if the Parties determine that an in-person Closing is required, at the Houston offices of Latham & Watkins LLP, located at 811 Main Street, Suite 3700, Houston, Texas 77002.
6.3    Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    Seller and Buyer shall execute, acknowledge and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located.
(b)    Seller and Buyer shall execute, acknowledge and deliver the Deed, in sufficient counterparts to facilitate recording in the applicable counties where the Fee Minerals and Surface Fee are located.
(c)    Seller and Buyer shall execute and deliver assignments, on appropriate forms, of Federal, state and other Leases and Easements of Governmental Authorities included in the Assets (including BIA Leases) in sufficient counterparts to facilitate filing with the applicable Governmental Authorities.
(d)    Seller and Buyer shall acknowledge the Preliminary Settlement Statement.
(e)    Buyer shall deliver to Seller, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price, less the Deposit, less the amount of any Closing Date Title Escrow Amounts, less the amount of any Closing Date Environmental Escrow Amounts.
(f)    Seller and Buyer shall execute and deliver the Escrowed Suspense Assignment.
(g)    Seller shall deliver letters in lieu of transfer orders, prepared by Seller and in form reasonably satisfactory to Buyer, directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.
(h)    Buyer and Seller shall execute and deliver to the Escrow Agent a joint instruction conforming to the Escrow Agreement directing the Escrow Agent to pay the Deposit to Seller by direct bank or wire transfer in same day funds to the account designated by Seller.
(i)    Buyer shall deliver to the Escrow Agent any applicable (i) Closing Date Title Escrow Amounts in accordance with Section 13.2(j)(i) and (ii) Closing Date Environmental Escrow Amounts in accordance with Section 14(f)(i).

(j)    Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2), certifying that it is not a foreign person within the meaning of the Code.
(k)    Seller shall deliver executed, acknowledged and recordable releases in a form reasonably acceptable to Buyer of all mortgage liens, security interests and financing statements, in each case, securing indebtedness for borrowed money by Seller or its Affiliates that encumber the Assets.
(l)    Buyer shall deliver evidence reasonably satisfactory to Seller that it has (i) obtained the Credit Support and other bonds, letters of credit and guarantees required to be obtained by Closing pursuant to Section 11.4, and (ii) to the extent required by any applicable Laws, filed any and all required reports necessary for and material to the ownership and operation of the Assets with all Governmental Authorities having jurisdiction over such ownership and operation.
(m)    To the extent required under any applicable Law or Governmental Authority, Seller and Buyer shall deliver federal, tribal and state change of operator forms designating Buyer as the operator of the applicable Wells and the Leases currently operated by Seller or any of its Affiliates.
(n)    Seller and Buyer shall execute and deliver forms prescribed by the applicable Governmental Authorities for Buyer to assume Liability for any Burdens payable by Seller or its Affiliates to any Governmental Authority with respect to the ownership or operation of the Assets.
(o)    Seller and Buyer shall execute and deliver all forms and applications required by applicable Governmental Authorities designating Buyer as owner and/or operator of record, as applicable, with respect to the Assets.
(p)    Seller shall have obtained, and Buyer shall have executed if obtained by Seller, the Schedule 11.10 Consent.
(q)    Seller shall deliver the executed agreement described on Schedule 6.3(q).
(r)    Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.
6.4    Records. In addition to the obligations set forth under Section 6.3 above, but notwithstanding anything herein to the contrary, no later than (i) with respect to digital Records, 10 days, and (ii) with respect to all other Records (including any physical Records), 30 days, following the Closing Date, in each case, for which Seller shall make available to Buyer at Seller’s offices for Buyer to pick-up at Buyer’s sole expense. Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that Seller will not be required to manipulate, reconfigure or in any way change the format of any of the Records prior to making the same available to Buyer hereunder.
ARTICLE VII
TERMINATION; DEFAULT AND REMEDIES
7.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:
(a)    by the mutual written agreement of the Parties;
(b)    by delivery of written notice from Buyer to Seller if any of the conditions set forth in Article IV (other than the conditions set forth in Section 4.3, Section 4.4 and Section 4.5) have not been satisfied by Seller (or waived by Buyer) by the Outside Date;
(c)    by delivery of written notice from Seller to Buyer if any of the conditions set forth in Article V (other than the conditions set forth in Section 5.3, Section 5.4 and Section 5.5) have not been satisfied by Buyer (or waived by Seller) by the Outside Date;
(d)    by either Party delivering written notice to the other Party if any of the conditions set forth in Section 4.3, Section 4.4, Section 4.5, Section 5.3, Section 5.4 or Section 5.5 are not satisfied or waived by the applicable Party as of the Outside Date; and
(e)    by either Seller or Buyer, at such Party’s option, at any time following ten Business Days after the Outside Date; and
(f)    by Seller by written notice delivered to Buyer no later than five Business Days after the Execution Date, if the Deposit has not been delivered by Buyer to the Escrow Agent within two Business Days after the Execution Date.
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d) or (e) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.
7.2    Effect of Termination. If this Agreement is terminated pursuant to any provision of Section 7.1, then, except as provided in this Section 7.2 and except for the provisions of Article I, Section 7.3, Section 8.11, Sections 12.1(d) through (f), Section 12.2, Section 12.3, Article XV (other than Section 15.2(b), Section 15.2(c), Section 15.7, Section 15.8 and Section 15.15) and Appendix A, this Agreement shall forthwith become void and of no further force or effect and the Parties shall have no liability or obligation hereunder. Each Party agrees that, to the fullest extent permitted by Law, such Party’s rights set forth in this Section 7.2 shall be its sole and exclusive remedies (other than with respect to those provisions that survive termination pursuant to the preceding sentence) if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 7.1.
(a)    If Seller has the right to terminate this Agreement pursuant to Section 7.1(c) because of (i) the Willful Breach by Buyer of this Agreement, or (ii) the failure of

Buyer to close the transactions contemplated by this Agreement in the instance where, as of the Outside Date, (A) all of the conditions in Article IV (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Buyer), (B) Seller is ready, willing and able to perform its obligations under Section 6.3, and (C) Buyer nevertheless elects not to close the transactions contemplated by this Agreement, then, in either such event Seller shall be entitled to (1) terminate this Agreement pursuant to Section 7.1(c) and retain the Deposit as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Buyer, or (2) seek to obtain the specific performance of Buyer hereunder provided, that Seller has filed a petition for specific performance in the venue allowed pursuant to this Agreement no later than 30 days after the Outside Date. If Seller is entitled to the receive the Deposit pursuant to this Section 7.2(a), within five Business Days of the date this Agreement is terminated, Seller and Buyer shall execute and deliver a joint instruction to the Escrow Agent to deliver the Deposit to Seller. The Parties agree that, should Seller elect the option under subpart (1) above, the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller. Nothing herein shall be construed to prohibit Seller from first seeking specific performance, but thereafter terminating this Agreement and retaining the Deposit as liquidated damages in lieu of fully prosecuting its claim for specific performance. Each Party acknowledges that the remedies at Law of Seller for a breach or threatened breach of this Agreement by Buyer as contemplated pursuant to Section 7.2(a)(i) or (a)(ii) may be inadequate and, in recognition of this fact, Seller, without posting any bond or the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
(b)    If Buyer has the right to terminate this Agreement pursuant to Section 7.1(b) because of (i) the Willful Breach by Seller of this Agreement, or (ii) the failure of Seller to close the transactions contemplated by this Agreement in the instance where, as of the Outside Date, (A) all of the conditions in Article V (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Seller), (B) Buyer is ready, willing and able to perform its obligations under Section 6.3, and (C) Seller nevertheless elects not to close the transactions contemplated by this Agreement, then, in either such event, Buyer shall be entitled to (1) terminate this Agreement pursuant to Section 7.1(b) and receive the Deposit, free and clear of any claims thereon by Seller, and seek to recover actual, direct damages (as limited by Section 8.11) from Seller up to but not exceeding the amount of the Deposit or (2) seek to obtain the specific performance of Seller hereunder provided, that Buyer has filed a petition for specific performance in the venue allowed pursuant to this Agreement no later than 30 days after the Outside Date. If Buyer is entitled to the receive the Deposit pursuant to this Section 7.2(b), within five Business Days of the date this Agreement is terminated, Seller and Buyer shall execute and deliver a joint instruction to the Escrow Agent to deliver the Deposit to Buyer. Nothing herein shall be construed to prohibit Buyer from first seeking specific performance, but thereafter terminating this Agreement and receiving the Deposit and seeking to recover actual, direct damages (as limited by Section 8.11) from Seller up to but not exceeding the amount of the Deposit. Each Party acknowledges that the remedies at Law of Buyer for a breach or threatened breach of this Agreement by Seller as contemplated pursuant to Section 7.2(b)(i) or (b)(ii) may be inadequate and, in recognition of this fact, Buyer, without posting any bond or the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
(c)    If this Agreement is terminated for any reason other than as set forth in Section 7.2(a) or Section 7.2(b), then the Parties shall have no liability or obligation hereunder as a result of such termination, and Seller shall, within five Business Days of the date this Agreement is terminated, return the Deposit to Buyer free and clear of any claims thereon by Seller.
(d)    Subject to the foregoing, upon the termination of this Agreement neither Party shall have any other liability or obligation hereunder.
7.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets.
ARTICLE VIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
8.1    Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article VIII and any Title Indemnity Agreement or Environmental Indemnity Agreement, but subject to the last sentence of this Section 8.1, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and/or settle Imbalances according to the terms of applicable Hydrocarbon sales, processing, gathering or transportation Applicable Contracts, (b) pay Working Interests, Burdens and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including the Suspense Funds and the Escrowed Suspense Funds), that are attributable to the Assets, (c) properly plug and abandon any and all wells and pipelines, including inactive wells or temporarily abandoned wells, drilled or otherwise located on the Assets, (d) to re-plug any well, wellbore or previously plugged well on the Assets to the extent required or necessary under applicable Laws or under Applicable Contracts, (e) dismantle or decommission and remove any Personal Property and other property of whatever kind located on the Assets related to or associated with operations and activities conducted by whomever on the Assets, (f) clean up and/or Remediate the Assets in accordance with any Applicable Contracts and applicable Laws, including all Environmental Laws, (g) assume the Assumed Litigation, and (h) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts (including obligations arising under minimum volume commitments, take-or-pay requirements or other similar provisions), or as required by Laws (all of said obligations and Liabilities herein being referred to as the “Assumed Obligations”); provided, however, that the Specified Obligations shall not be included in the Assumed Obligations until the expiration of the applicable survival periods hereunder with respect to the Specified Obligations, whereupon the Liabilities associated with each such Specified Obligation shall become an Assumed Obligation for all purposes hereunder without any further action by the Parties, except that the Specified Obligations set forth in clauses (c), (d), (g), (h), (i), (j), (k) and (l) of the definition of Specified Obligations shall never become Assumed Obligations. Notwithstanding the foregoing, Buyer’s obligations to assume the Liabilities associated with the Assumed Litigation shall only be subject to Seller’s obligations in Section 8.2(d) with respect to the Specified Obligations described in subpart (l) thereof.
8.2    Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 8.4 and Section 8.8 or otherwise in this Agreement, Seller shall be responsible for, and hereby defends, indemnifies and holds harmless Buyer and its Affiliates, and all of its and their respective partners, members, directors, officers, managers, employees, agents consultants, contractors, financial advisors, attorneys, accountants and other representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:
(a)    any breach by Seller of any of its representations or warranties contained in Article IX or in the certificate delivered at Closing by Seller pursuant to Section 4.6;
(b)    any breach by Seller of any of its covenants or agreements under this Agreement;
(c)    any and all Seller Taxes; and/or
(d)    the Specified Obligations.
8.3    Indemnities of Buyer. Effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for, and hereby defend, indemnify, hold harmless and forever release Seller and its Affiliates, and all of its and their respective partners, members, directors, officers, managers, employees, agents consultants, contractors, financial advisors, attorneys, accountants and other representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:
(a)    any breach by Buyer of any of its representations or warranties contained in Article X or in the certificate delivered at Closing by Buyer pursuant to Section 5.6;
(b)    any breach by Buyer of any of its covenants or agreements under this Agreement; and/or
(c)    the Assumed Obligations.

8.4    Limitation on Liability.
(a)    Seller shall not have any liability for any indemnification under Section 8.2(a) (other than liabilities with respect to (x) the breach of any of the Fundamental Representations and the representations and warranties of Seller in Section 9.6 and Section 9.15, (y) the indemnities contained in Section 8.2(c) or (z) Buyer’s rights under the Special Warranty) for any individual Liability unless the amount of such Liability exceeds $200,000 (the “Individual Indemnity Threshold”). In addition, Seller shall not have any liability for any indemnification under Section 8.2(a) (other than liabilities with respect to (i) the breach of any of the Fundamental Representations and the representations and warranties of Seller in Section 9.6, and Section 9.15, (ii) the indemnities contained in Section 8.2(c) and (iii) Buyer’s rights under the Special Warranty) until and unless the aggregate amount of all Liabilities (that exceed the Individual Indemnity Threshold and for which Claim Notices are timely delivered by Buyer pursuant to Section 8.7) exceeds 2.5% of the unadjusted Purchase Price (the “Indemnity Deductible”) and then only to the extent such Liabilities exceed the Indemnity Deductible.
(b)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify the Buyer Indemnified Parties under Section 8.2(a) (other than any obligation to indemnify the Buyer Indemnified Parties pursuant to (x) Section 8.2(a) for the breach of any of the Fundamental Representations and the representations and warranties of Seller in Section 9.6 and Section 9.15, (y) Section 8.2(c) or (z) Buyer’s rights under the Special Warranty) for aggregate Liabilities in excess of 10% of the unadjusted Purchase Price. Without limiting the foregoing, Seller shall never be required to indemnify the Buyer Indemnified Parties under the terms of this Agreement for aggregate Liabilities in excess 100% of the Adjusted Purchase Price (inclusive of the aggregate Liabilities for which the Buyer Indemnified Parties may be indemnified pursuant to the immediately preceding sentence, which are limited to 10% of the unadjusted Purchase Price).
(c)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer under Section 8.2(a) for any Asset Tax (or portion thereof) allocable to Buyer under Section 15.2 as a result of a breach of any representation or warranty set forth in Section 9.15, except to the extent the amount of such Asset Tax (or portion thereof) exceeds the amount that would have been due absent such breach.
(d)    For the purpose of calculating Liabilities as a result of, relating to, or arising out of any breaches of the representations or warranties of Seller in Article IX and the certificate to be delivered by Seller at Closing pursuant to Section 4.6, such representations and warranties and the terms of such certificate shall be deemed not qualified by any references to materiality, Material Adverse Effect or similar qualifiers.
8.5    Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, AND RELEASE PROVISIONS AND THE ASSUMPTION OF THE ASSUMED OBLIGATIONS PROVISIONS (IN EACH CASE) PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE,

CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS” FOR PURPOSES OY APPLICABLE LAW.
8.6    Exclusive Remedy.
(a)    Notwithstanding anything to the contrary contained in this Agreement and except in the event either Party is found to have committed intentional fraud by a court of competent jurisdiction (which intentional fraud is not waived by any other provision of this Agreement), from and after the Closing, except for Buyer’s rights under the Special Warranty and the terms and conditions of any Title Indemnity Agreement or Environmental Indemnity Agreement, Section 8.2, Section 8.3, Section 11.4(c), Section 12.1(c), Section 13.4(a) and Section 13.4(b) contain the Parties’ exclusive remedy against each other with respect to the transactions contemplated hereby and the sale of the Assets, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document delivered pursuant to this Agreement.
(b)    Except for the remedies specified in Section 8.6(a) (which, for the avoidance of doubt, include any remedies available under the Special Warranty, any Title Indemnity Agreement and any Environmental Indemnity Agreement) effective as of Closing, each Party, on its own behalf and on behalf of their Affiliates, hereby releases, remises and forever discharges the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable, from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer or its Affiliates, or Seller or its Affiliates, as applicable, might now or subsequently may have, based on, relating to or arising out of the ownership, use or operation of any of the Assets or the condition, quality, status or nature of any of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and rights under insurance maintained by any Seller Indemnified Party or Buyer Indemnified Party, as applicable.
8.7    Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:
(a)    The term “Indemnifying Party” when used in connection with particular Liabilities means the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to this Article VIII, Section 11.4(c), Section 12.1(c), Section 13.4(a) or Section 13.4(b), and the term “Indemnified Party” when used in connection with particular Liabilities means the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Article VIII, Section 11.4(c), Section 12.1(c), Section 13.4(a) or Section 13.4(b).

(b)    To make claim for indemnification under Section 8.2, Section 8.3, Section 11.4(c), Section 12.1(c), Section 13.4(a) or Section 13.4(b) an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 8.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 8.7 shall not relieve the Indemnifying Party of its obligations under Section 8.2, Section 8.3, Section 11.4(c), Section 12.1(c), Section 13.4(a) or Section 13.4(b) (as applicable) except to the extent (and then only to the extent) such failure materially prejudices the Indemnifying Party’s ability to effectively defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party fails to notify the Indemnified Party on whether it admits or denies its liability to defend the Indemnified Party, then the Indemnifying Party shall be deemed to have denied such liability.
(d)    If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. Subject to the remaining provisions of this Section 8.7(d), the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes (i) the payment of any amount by (because of the Indemnity Deductible or otherwise), the performance of any obligation by or the limitation of any right or benefit of, the Indemnified Party, or (ii) the setting of a legal precedent that would prejudice the Indemnified Party or any of its Affiliates’ ability to legally defend the Claim, in each case, such settlement or compromise shall not be effective without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest at the cost and expense of the Indemnifying Party; provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 8.7(d). Notwithstanding the foregoing, if counsel for the Indemnified Party reasonably determines that there is a material conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such claim or that there are legal defenses available to such Indemnified Party different from or in addition to those available to the Indemnifying Party, then one counsel for the Indemnified Party shall be entitled, if the Indemnified Party so elects, to participate in or conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Indemnified Party, at the cost and expense of the Indemnifying Party; provided that in no event shall the Indemnifying Party be required to pay the fees and expenses of more than one counsel selected by the Indemnified Party. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity and paid in full by the Indemnifying Party).
(e)    If the Indemnifying Party does not admit its liability (which it will be deemed to have so done if it fails to timely respond) or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement; provided, however, the foregoing shall not limit the right of the Indemnifying Party to continue to contest its Liability nor the amount of Liability for which it is responsible.
(f)    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such claim at the sole cost and expense of the Indemnifying Party or (ii) to cure the Liabilities complained of. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, then the Indemnifying Party shall be deemed to be disputing the claim for such Liabilities.
8.8    Survival.
(a)    The (i) representations and warranties of Seller in Article IX (other than the Fundamental Representations and the representations and warranties of Seller in Section 9.6 and Section 9.15) and in the certificate delivered at Closing by Seller pursuant to Section 4.6, (ii) the covenants and agreements of Seller contained herein to be performed on or prior to Closing (other than the covenants contained in Section 3.7, Section 3.8 and Section 15.2), shall, in the case of each (i) and (ii), survive the Closing for a period of twelve months after the Closing Date and (iii) the covenants and agreements of Seller contained herein to be performed after the Closing (other than the covenants contained in Section 3.7, Section 3.8 and Section 15.2), shall, in each case, survive the Closing until fully performed. The representations and warranties of Seller in Section 9.6 and Section 9.15 and the covenants contained in Section 3.7, Section 3.8 and Section 15.2 shall survive the Closing until 30 days after the applicable statute of limitations has expired. The Fundamental Representations shall, in each case, survive the Closing until the applicable statute of limitations has expired. The Special Warranty shall survive the Closing for a period of two years. The certifications contained in the certificate delivered at Closing by Seller pursuant to Section 4.6 shall survive the Closing for the duration of the survival period of the representation and warranty or covenant or agreement to which such certification relates.
(b)    Subject to Section 8.8(a) and except as set forth in Section 8.8(c), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(c)    The indemnities in Section 8.2(a), Section 8.2(b), Section 8.3(a) and Section 8.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except, in each case, as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. The indemnity in Section 8.2(c) shall survive the Closing until 30 days after the applicable statute of limitations period. The indemnities in Section 8.3(c), Section 11.4(c), Section 12.1(c) and Section 13.4 shall survive the Closing without time limit. The indemnities in Section 8.2(d) shall survive Closing (i) for a period of two years with respect to clauses (a), (b), (e), (f) and (h) of the definition of Specified Obligations; and (ii) until the applicable statute of limitations has expired with respect to clauses (c), (d), (g), (i), (j), (k) and (l) of the definition of Specified Obligations.
8.9    Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
8.10    Insurance; Mitigation(a)    .
(a)    The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds actually received by any such Indemnified Party under any insurance arrangements.
(b)    Subject to the terms hereof, each Indemnified Party shall make reasonable efforts to mitigate or minimize all Liabilities (other than with respect to Taxes) upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Liabilities that are indemnifiable hereunder. If an Indemnified Party fails to so mitigate any indemnifiable Liabilities under the preceding sentence, such Indemnified Party shall have no right to indemnity hereunder for that portion of the Liabilities that were so not avoided, reduced or mitigated with respect to such Liabilities that reasonably could have been avoided, reduced or mitigated had the Indemnified Party made such reasonable efforts.
8.11    Non-Compensatory Damages. NONE OF THE BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND, IN EACH CASE, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLER, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer the following as of the Execution Date and as of Closing Date:
9.1    Organization, Existence and Qualification. Seller is a corporation duly formed and validly existing under the Laws of the State of Delaware. Seller (a) has all requisite power and authority to own and operate the Assets and to carry on its business with respect to the Assets as now conducted and (b) is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which the Assets are located and such qualification is required by Law, in each case, except for such failures as would not have a Material Adverse Effect.
9.2    Authority, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
9.3    No Conflicts. Assuming the receipt of all applicable consents and approvals in connection with the transactions contemplated hereby set forth on Schedule 9.4, and the waiver of, or compliance with, all Preferential Purchase Rights set forth on Schedule 9.10, and any maintenance of uniform interest provision under any joint operating agreements constituting an Applicable Contract, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Seller, (b) give rise to any right of termination, cancellation, default, Encumbrance or acceleration under any of the terms, conditions or provisions of any Lease, Material Contract or other material agreement to which Seller is a party or by which Seller or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets, except (in the case of clauses (b) and (c)) where the failure of the foregoing to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect.
9.4    Consents. Except (a) for compliance with the HSR Act, (b) as set forth in Schedule 9.4, (c) for Customary Post-Closing Consents, (d) under Contracts that are terminable upon 90 days or less notice without payment of any fee and (e) for Preferential Purchase Rights, there are no material requirements for consents or approvals from any Third Party that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).
9.5    Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate of Seller.
9.6    Foreign Person. Seller (or, if Seller is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income Tax purposes, the Person that is treated as its regarded tax owner for such purposes) is not a “foreign person” within the meaning of Section 1445 of the Code.
9.7    Litigation. Except as set forth in Schedule 9.7, there are no Legal Proceedings before any Governmental Authority, pending and served upon, or, to Seller’s Knowledge, threatened in writing, (i) against Seller or its Affiliates, with respect to the Assets or (ii) against such Seller that would be reasonably likely to materially impair such Seller’s ability to perform its obligations under this Agreement or any agreement or document contemplated hereby.
9.8    Material Contracts.

(a)    Schedule 9.8(a) sets forth all Applicable Contracts of the type described below as of the Execution Date (the Contracts contained on such Schedule, collectively, the “Material Contracts”):
(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments of more than $500,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues of more than $500,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii)    any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, marketing, processing, gathering, fractionation, treating, storage or similar Applicable Contract and that is not terminable without penalty upon 90 days or less notice;
(iv)    any Applicable Contract that is a gathering, purchase and sale, transportation, treating, disposal, handling, processing or similar Contract with respect to saltwater, freshwater, waste water, flowback water or other water and is not terminable without penalty upon 90 days or less notice;
(v)    any Applicable Contract that is an indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract;
(vi)    any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller without penalty upon 90 days or less notice and (B) involves an annual base rental of more than $500,000;
(vii)    any Applicable Contract that is a farmout or farmin agreement, participation agreement, exploration agreement, development agreement, agreement with tag-along rights, joint operating agreement, operating agreement, unit agreement, communitization agreement, pooling agreement, or similar Applicable Contract;
(viii)    any Applicable Contract that is a drilling Contract, completion Contract or proppant Contract;
(ix)    any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing;
(x)    any Applicable Contract that constitutes a partnership agreement or similar Applicable Contract (in each case, excluding any Tax partnership), other than a joint operating agreement;

(xi)    any hedges, swaps or other derivatives Contracts that will be binding on the Assets or Buyer on or after the Effective Time;
(xii)    any Contracts that contain Credit Support that will be binding on the Assets or Buyer on or after the Effective Time;
(xiii)    any Applicable Contract that (A) requires Seller to purchase its total requirements of any product or service from a Third Party, (B) contains “take or pay” provisions, (C) contains any dedication provisions in respect of the Assets, (D) contains any “minimum volume commitment” or “minimum revenue commitment” or similar obligations in respect of the Assets or (E) contains calls upon or options to purchase production from the Assets; and
(xiv)    any Applicable Contract that (A) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future or (B) includes non-competition restrictions or other similar restrictions on doing business.
(b)    Except as set forth in Schedule 9.8(b), each Material Contract set forth (or required to be set forth) in Schedule 9.8(a) is a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, is enforceable in accordance with its terms against Seller and, to the Knowledge of Seller, each other party thereto and, to the Knowledge of Seller, is in full force and effect, subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Neither Seller nor, to the Knowledge of Seller, any other party thereto, is in breach or default under any Material Contract in any material respect, and no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become any such breach or default in any material respect by Seller or, to the Knowledge of Seller, any other party thereto. As of the Execution Date, Seller has not received or given any unresolved written notice of any price redetermination, market out, curtailment or termination with respect to any Material Contract.
(c)    Copies of all Material Contracts (and any amendments thereto) included in the Assets have been made available by Seller to Buyer.
9.9    No Violation of Laws. Except as set forth in Schedule 9.9, (a) Seller is in compliance with, and the Assets that Seller or any of its Affiliates operates have been in compliance with, all applicable Laws, in all material respects and (b) to Seller’s Knowledge, any Assets operated by Third Parties are in compliance with all applicable Laws, in all material respects. None of Seller or any of its Affiliates is subject to, or bound by, any material unsatisfied Order by a Governmental Authority with respect to any Asset and, to Seller’s Knowledge, no Asset is subject to, or bound by, any such material Order by a Governmental Authority. This Section 9.9 does not include any matters with respect to Environmental Laws or

Tax Laws or any other environmental or Tax matter, such matters being addressed exclusively in Section 9.14 and Sections 9.6 and 9.15, respectively.
9.10    Preferential Purchase Rights. Except as set forth in Schedule 9.10, there are no Preferential Purchase Rights that are applicable to the transfer of the Assets by Seller to Buyer.
9.11    Burdens. To Seller’s Knowledge, except (a) for the Suspense Funds and (b) as set forth in Schedule 9.11, Seller has paid, or caused to be paid, all Burdens due by Seller with respect to the Assets in all material respects.
9.12    Imbalances. With respect to Wells operated by Seller, except as set forth in Schedule 9.12, there are no material Imbalances associated with the Assets as of the Effective Time.
9.13    Current Commitments. Schedule 9.13 sets forth, as of the Execution Date, all authorities for expenditures (“AFEs”) received by Seller in writing or which Seller has generated that (a) relate to the Assets and to drilling, reworking or conducting another material operation with respect to a Well, (b) are in excess of $500,000, net to Seller’s interest in the Assets, and (c) for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.
9.14    Environmental Matters. Except as set forth in Schedule 9.14:
(a)    with respect to the Assets, other than obtaining Permits in the ordinary course of business, Seller is not a party to any Orders of any Governmental Authority that are in existence as of the Execution Date, that are based on or relate to Environmental Laws, and that relate to the current or future use, development or operation of any of the Assets;
(b)    Seller has not received written notice from any Person of any release or disposal of any Hazardous Substance or produced water (for which Remediation has not already been completed) concerning any land, facility, asset or property included in the Assets that would reasonably be expected to interfere with or prevent compliance by Seller with any Environmental Law or the terms of any Permit issued pursuant thereto in any material respect or would give rise to or result in any material common Law or other Liability of Seller to any Person; provided, however that this Section 9.14(b) shall not apply to any release or disposal that is not required to be reported to a Governmental Authority under applicable Environmental Law.
(c)    none of Seller or any of its Affiliates has received any written notice of any material violation, claim, suit, investigation, Order or proceeding under any Environmental Laws relating to any Asset where such violation has not been previously cured or otherwise resolved; and
(d)    to Seller’s Knowledge, Seller, its Affiliates and any Person that is the operator of any Asset (i) has in all material respects Permits required under Environmental Laws for its ownership and operation of the Assets, and (ii) is in compliance in all material respects with and has not violated in any material respect the terms of such Permits.

9.15    Taxes. Except as disclosed in Schedule 9.15:
(a)    all material Asset Taxes that have become due and payable by such Seller have been duly and timely paid in full;
(b)    all material Tax Returns with respect to Asset Taxes required to be filed by such Seller have been duly and timely filed (taking into account applicable filing extensions) with the appropriate Governmental Authority;
(c)    there is not currently in effect any extensions or waivers by such Seller of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Tax;
(d)    there are no liens for Taxes (other than Permitted Encumbrances) on any of the Assets;
(e)    no audit, litigation or other proceeding with respect to Asset Taxes has been commenced against such Seller or is presently pending, and such Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to such Seller’s Knowledge, no such claim has been threatened;
(f)    except for the Suspense Funds and Escrowed Suspense Funds, the Assets do not consist of property or obligations, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws; and
(g)    none of the Assets is subject to any Tax partnership agreement or provisions requiring a partnership income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute (a “Tax Partnership”).
9.16    Brokers’ Fees. Neither Seller nor any Affiliate of Seller has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.
9.17    Advance Payments. To Seller’s Knowledge, except for any throughput deficiencies attributable to or arising out of any Applicable Contract or other marketing Contract and except for any Imbalances, Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than Burdens), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving full payment therefor at or after the time of delivery.
9.18    Employee Matters.

(a)    Except as set forth on Schedule 9.18(a), (i) Seller has no material Liabilities with respect to non-compliance with employment Laws with respect to any employee of Seller that has performed work at or in connection with the Assets and that could reasonably be expected to become a Liability of Buyer or its Affiliates in connection with the transactions contemplated by this Agreement. Seller does not have any material Liability with respect to any Employee Benefit Plan that could reasonably be expected to become a Liability of Buyer or its Affiliates in connection with the transactions contemplated by this Agreement and (ii) there are no material Legal Proceedings against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or termination of employment of any current or former Williston Employee, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. With respect to each Employee Benefit Plan maintained by Seller and its Affiliates that provides benefits to Williston Employees (“Williston Employee Benefit Plans”) (i) no such plan is a multiemployer plan (as defined in ERISA Section 37(A)); (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Williston Employee Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason. There is no pending or, to Seller’s Knowledge, threatened material action or proceeding relating to a Williston Employee Benefit Plan (other than routine claims for benefits). No union or similar organization represents any Williston Employee, and, to Seller’s Knowledge, no such organization is attempting to organize any Williston Employees.
(b)    Except as set forth Schedule 9.18(b), Seller has not, within the past three (3) years, experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign Law or regulation affecting any site of employment of Seller or one or more facilities or operating units within any site of employment or facility of Seller, and, during the ninety (90) day period preceding the date hereof, no Williston Employee has suffered an "employment loss," as defined in the WARN Act, with respect to Seller.
(c)    To Sellers’ Knowledge, no Williston Employee: (i) is party to any agreement with any prior employer, or any other Person, that limits or purports to limit the ability of such Williston Employee to compete in any line of business or with any Person or in any geographic area or during any period of time; or (ii) has any other obligations to a prior employer that is violated by the performance of such Willison Employee’s in connection with their employment with Seller or its Affiliates.
(d)    To Seller’s Knowledge, there have been no workplace accidents, injuries, or exposures (including viral exposure, including without limitation COVID-19) in the last twelve (12) months involving any Williston Employee that is likely to result in, but have not yet resulted in, a claim for worker’s compensation payments or benefits, or a violation of the Occupational Health and Safety Act (OSHA) or state or local equivalent.

(e)    All of the Williston Employees are compensated through wages paid by Seller through its payroll department and reported on a Form W-2, are “at will” employees and not party to or covered by an employment Contract. Except as set forth on Schedule 9.18(e): (i) no Williston Employee is on a visa sponsored by Seller which visa will require continued sponsorship; and (ii) Seller has not, within the past three (3) years, received a “no match” letter from the Social Security Administration concerning any current or former Williston Employee. A USCIS Form I-9 has been properly prepared and retained for each Williston Employee as required by Law. Seller has no Knowledge that any such Form I-9 was improperly prepared or that false documentation was provided in connection with satisfying the requirements of such Form I-9.
9.19    SASR Interests. Seller is the sole legal and beneficial owner of the SASR Interests, free and clear of any Encumbrances other than as may be imposed by applicable Law or by the terms of the applicable organizational and governing documents of SASR. There are no outstanding redemption rights, repurchase rights, commitments or other rights or Contracts of any kind, in each case, relating to or entitling any Person to purchase, subscribe for or otherwise acquire, the SASR Interests, other than this Agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the SASR Interests. As of the Execution Date, true and correct copies of the organizational documents of SASR have been made available to Buyer.
9.20    Payout Status. Subject to Section 3.10, Schedule 9.20 contains a list of the status of the “payout” balance (net to the interest of Seller), as of the dates shown therein for each Well or Contract that is subject to a reversion or other adjustment at some level of cost recovery or payout.
9.21    Notices of Default. To Seller’s Knowledge, except as set forth on Schedule 9.21, as of the Execution Date, Seller has not received any written notices from lessors of any material portion of the Leases seeking to terminate such Leases, in whole or in part, or asserting any breach of such Lease in any material respect. After the Execution Date and prior to the Closing Date, Seller has not received any written notices from lessors of any material portion of the Leases seeking to terminate such Leases, in whole or in part, or asserting any breach of such Lease in any material respect, relating to any activity occurring prior to the Execution Date.
9.22    Permits. Seller has all material Permits required under applicable Laws for its ownership and operation of the Assets as currently conducted as of the Execution Date except to the extent failure to have any of the foregoing would not have a material adverse impact on the ownership or operation of the Assets taken as a whole. To Seller’s Knowledge, Seller is in compliance in all material respects with and has not violated in any material respect the terms of such Permits except to the extent non-compliance would not have a material impact on the ownership or operation of the Assets as currently conducted as of the Execution Date.
9.23    Suspense Funds. Schedule 9.23 lists all material Suspense Funds and Escrowed Suspense Funds held by Seller as of the Effective Time.

ARTICLE X
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller the following as of the Execution Date and as of the Closing Date:
10.1    Organization, Existence and Qualification. Buyer is a limited liability company duly formed and validly existing under the Laws of the jurisdiction of its formation and Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement. Buyer is duly licensed or qualified to do business in all jurisdictions in which the Assets are located.
10.2    Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
10.3    No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) give rise to any right of termination, cancellation, default, Encumbrance or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except (in the case of clauses (b) and (c)) where the failure of the foregoing to be true and correct, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of Buyer to enter into and consummate the transactions contemplated by this Agreement and perform its obligations hereunder.
10.4    Consents. Except for compliance with the HSR Act, there are no requirements for notifications or notices to, filings with, or consents or approvals from, any Person that Buyer or any of its Affiliates are required to deliver, make or obtain in connection with the transfer of the Assets from Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Buyer.

10.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer or any Affiliate of Buyer.
10.6    Litigation. There is no suit, action or litigation by any Person before any Governmental Authority that is pending, or to Buyer’s Knowledge, threatened in writing, against Buyer that would adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
10.7    Financing. As of the Scheduled Closing Date and as of immediately prior to the Closing Date, Buyer will have, immediately available funds (through cash on hand and funds available under then existing credit facilities) with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its other obligations under this Agreement.
10.8    Regulatory. No later than five Business Days prior to the Scheduled Closing Date and continually thereafter Buyer shall be qualified to own and assume operatorship of oil, gas and mineral leases in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator.
10.9    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has (a) relied on the representations and warranties of Seller set forth in Article IX and in the other Transaction Documents and (b) relied on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and not, in any case, on any comments, statements, projections or other material made or given by Seller, Seller’s Affiliates or any representative, consultant or advisor of Seller or any of its Affiliates. Buyer acknowledges and affirms that on or prior to Closing, subject to Seller’s compliance with its obligations under this Agreement, Buyer will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to consummate the transaction contemplated hereunder; provided, however, no such investigation, verification, analysis or evaluation (or absence thereof) shall reduce, modify, release or waive any of Seller’s obligations or Liabilities hereunder or under any of the other Transaction Documents.
10.10    Brokers’ Fees. Neither Buyer nor any Affiliate of Buyer has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.
10.11    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of

1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
ARTICLE XI
CERTAIN AGREEMENTS
11.1    Conduct of Business.
(a)    Except (w) as set forth in Schedule 11.1, (x) for the operations covered by the AFEs applicable to Seller or its Affiliates and the Assets that are executed and outstanding as of the Execution Date and which are listed on Schedule 9.13, (y) as required in the event of an emergency, or (z) as contemplated by this Agreement or as consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date until the Closing:
(i)    subject to Seller’s right to comply with the terms of the Leases, the Applicable Contracts, applicable Laws and requirements of Governmental Authorities, operate or, in the case of those Assets not operated by Seller, use its commercially reasonable efforts to cause to be operated, the Assets in the usual, regular and ordinary manner consistent with past practice;
(ii)    maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Seller;
(iii)    give written notice to Buyer as soon as is reasonably practicable once Seller obtains Knowledge of the receipt or delivery of such written notice, of any written notice received or given by Seller with respect to (A) any alleged breach by Seller or other Person of any Lease, Easement or Material Contract, (B) any action to terminate (unless such instrument terminates pursuant to its stated terms), rescind or procure a judicial reformation of any Lease, Easement or Material Contract, or (C) any actual or alleged violation of any applicable Law with respect to Seller’s ownership or operation of the Assets;
(iv)    use commercially reasonable efforts to maintain all material Permits and bonds necessary for the ownership or operation of the Assets as currently owned and operated as of the Execution Date, except where such Permit or bond terminates pursuant to its existing terms or where a reasonably prudent operator would not maintain such Permit or bond; and
(v)    give written notice to Buyer as soon as is reasonably practicable once Seller obtains Knowledge of the receipt or delivery of such written notice, of any written notice received or given by Seller with respect to any material damage or casualty to or destruction or condemnation of any of the Assets.
(b)    Except (w) as set forth in Schedule 11.1, (x) for the operations covered by the AFEs applicable to Seller or its Affiliates and the Assets that are executed and outstanding as of the Execution Date and which are listed on Schedule 9.13, (y) as required in the event of an emergency or as required to perpetuate any Lease, or (z) as contemplated by this Agreement or as consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall not, from and after the Execution Date until the Closing:
(i)    terminate (unless the term thereof expires pursuant to the provisions existing therein) amend, extend, waive or surrender any rights under any Lease or Easement (except for any Asset that terminates in accordance with its terms); and
(ii)    transfer, sell, mortgage, pledge or dispose of any of the Assets other than the (A) sale and/or disposal of Hydrocarbons in the ordinary course of business and (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment of similar or better quality has been obtained;
(iii)    terminate (unless such Material Contract terminates in accordance with its terms) or materially amend the terms of, or waive any material right under, any Material Contract;
(iv)    enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would have been required to be listed on Schedule 9.8(a);
(v)    waive, release, assign, settle or compromise any claim, action of proceeding that relate to the Assets, other than waivers, release, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $250,000 individually or in the aggregate (excluding amounts to be paid under insurance policies);
(vi)    grant or create any Preferential Purchase Rights with respect to the Assets;
(vii)    voluntarily resign as operator of any of the Wells; or
(viii)    commit to do any of the foregoing.
(c)    Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any Liability to Buyer with respect to any breach or failure of Section 11.1(a) or Section 11.1(b), to the extent such breaches relates to the physical operation of the Assets, greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d)    Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other interest owners (including the operators) who are not Seller or any

Affiliates of Seller shall not constitute a breach of the provisions of this Section 11.1, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 11.1.
(e)    With respect to any AFE or similar request received by Seller that is estimated to cost in excess of $250,000, Seller shall forward such AFE to Buyer as soon as is reasonably practicable and thereafter the Parties shall consult with each other regarding whether or not Seller should elect to participate in such operation. Buyer agrees that it will (i) timely respond to any written request for consent pursuant to this Section 11.1(e) or Section 11.1(a) or Section 11.1(b), and (ii) consent to any written request for approval of any AFE or similar request that Buyer reasonably considers to be economically appropriate. In the event the Parties are unable to agree within five days (unless a shorter time is reasonably required by the circumstances or the applicable joint operating agreement) of Buyer’s receipt of any consent request as to whether or not Seller should elect to participate in such operation, (A) Seller’s decision shall control for any AFE or similar request that is an amount less than $1,000,000 and such operation shall be deemed to have been consented to by Buyer and (B) Buyer’s decision shall control and such for any AFE or similar request that is in an amount greater than $1,000,000 or more and such operation shall be deemed to have been consented to by Seller; provided, that with respect to any proposed operation affecting any Wells or other Assets for which Seller is not the operator, Buyer’s decision shall control.
11.2    Successor Operator(a)    . While Buyer acknowledges that it desires to succeed Seller as operator of those Assets or portions thereof that Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that, as to the Assets it operates, it shall use its commercially reasonable efforts, including resigning as operator, and voting for or nominating Buyer as successor operator, to support Buyer’s efforts to become successor operator (to the extent permitted under any applicable joint operating agreement) effective as of the Closing.
11.3    Regulatory Filings.
(a)    The Parties shall use their reasonable best efforts to (i) take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as possible and prior to the Outside Date, (ii) obtain from Governmental Authorities all consents, clearances, approvals and authorizations required to be obtained by any Party or any of their respective Affiliates and (iii) avoid any action or proceeding by any Governmental Authority in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
(b)    Within ten Business Days following the Execution Date, Buyer and Seller will each prepare and simultaneously file (or cause to be prepared and simultaneously filed) with the DOJ and the FTC the notification and report form, including necessary documents, required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder. Buyer and Seller agree to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall each pay one-half of all filing fees pursuant to the HSR Act in connection with the transactions contemplated hereby. Buyer shall not, and shall cause its Affiliates not to, without the prior written consent of Seller, (i) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act or (ii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the transactions contemplated hereby.
(c)    Without limiting the generality of anything contained in this Section 11.3, each Party shall (i) give the other Party prompt notice prior to the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the transactions contemplated hereby, (ii) keep the other Party promptly informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other Party of any communication to or from the DOJ, FTC or any other Governmental Authority regarding the transactions contemplated hereby. Each Party will consult and cooperate with the other Party and will consider in good faith the views of the other Party in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the transactions contemplated hereby. In addition, except as may be prohibited by any Governmental Authority or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each Party will permit representatives of the other Party to be present at each meeting, videoconference or teleconference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding.
(d)    Each Party shall (i) reasonably cooperate and coordinate with the other Party with respect to, and respond to and comply with, as promptly as practicable, any request, requirement or demand for information or documents from the DOJ, FTC or other Governmental Authorities in connection with the transactions contemplated herein (including responding to any “second request” for additional information and documentary material under the HSR Act as promptly as practicable), (ii) use their reasonable best efforts to cooperate with each other and shall promptly furnish all information to the other Party that is necessary in connection with such Party’s compliance with the HSR Act and (iii) execute and deliver any additional instruments, within its control, necessary to fully carry out the purposes of this Agreement. Buyer shall use its reasonable best efforts to cause the expiration or termination of all applicable waiting periods under the HSR Act as soon as possible and in any event prior to the Outside Date and take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such action as reasonably may be necessary or advisable to resolve such objections, if any, as the DOJ, FTC or any other Governmental Authority or Person may assert under the HSR Act or any other antitrust or competition Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority so as to enable the transactions contemplated hereby to be consummated on the earliest possible date and prior to the Outside Date. At the request of Seller, Buyer shall contest, resist, defend, litigate on the merits and appeal, including through the issuance of a final, non-appealable Order, any proceeding or action brought by a Governmental Authority or other Person, whether judicial or administrative, challenging or seeking to delay, restrain or prohibit the consummation of the transactions contemplated hereby or seeking to compel any divestiture, license, sale, or other disposal by Buyer or any of its Affiliates of shares of capital stock or of any business, assets or property, or to impose any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties or stock to avoid or eliminate any impediment under the HSR Act or any other antitrust or competition Law, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any Order in any proceeding or action that would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby.
(e)    For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the generality of the foregoing, Buyer and its Affiliates shall take any and all steps necessary to eliminate each and every impediment under the HSR Act or any other antitrust or competition Law that is asserted by any Governmental Authority or any other Person so as to enable the Parties to consummate the transactions contemplated hereby as soon as possible, and in any event prior to the Outside Date, including offering, proposing, negotiating, agreeing and committing to and effecting, by consent decree, hold separate order or otherwise, (i) divestitures, sales, transfers or other dispositions of, licenses of, or hold separate or similar arrangements with respect to, the Assets or any assets, businesses or interests of Buyer or its Affiliates, (ii) the termination, amendment, assignment or creation of relationships, contractual rights or obligations, ventures or other arrangements of, or with respect to, the Assets or any assets, businesses or interests of Buyer or its Affiliates, (iii) conduct of business restrictions, including restrictions on Buyer’s or Affiliates’ ability to manage, operate or own any assets, businesses or interests, (iv) any other change or restructuring of the Assets or of Buyer or its Affiliates and other actions and non-actions with respect to the Assets or Buyer or its Affiliates and (v) any other condition, commitment, remedy or undertaking of any kind, in each case, in order to obtain any and all actions, consents, clearances, approvals, authorizations and waivers from Governmental Authorities, as soon as possible, but in no event later than the Outside Date, including committing to take any and all actions necessary in order to ensure that (A) no requirement for non-action, a waiver, consent, clearance or approval of the DOJ, FTC, any State Attorney General or other Governmental Authority, (B) no Order in any proceeding or action and (C) no other matter relating to any antitrust or competition Law, would preclude the occurrence of the Closing prior to the Outside Date. Notwithstanding any provision to the contrary in this Section 11.3, Buyer and its Affiliates shall not be required to take any action, nor refrain from taking any action, enter into any agreement or perform any act under Section 11.3(d) or Section 11.3(e), including divesting of any of the Assets or any of its or its Affiliates’ other assets, restricting its ability to engage in any line of business, terminating or modifying any relationship with a counterparty, or initiating, prosecuting or appealing any litigation, if Buyer reasonably determines in good faith that such action, non-action, agreement or other act would materially adversely affect its business, unless Buyer and Seller have mutually agreed to do so.

Nothing in this Section 11.3 shall require Buyer to satisfy any condition, or perform any obligation, in each case, that is solely a commitment of Seller to satisfy or perform.
11.4    Credit Support.
(a)    Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities or any other Third Party and relating to the Assets (collectively, the “Credit Support”) are transferable to Buyer.
(b)    Buyer shall obtain, or cause to be obtained in the name of Buyer or its Affiliates, replacements for the Credit Support to the extent such replacements are necessary (i) to consummate the transactions contemplated by this Agreement and (ii) to permit the cancellation of the Credit Support with respect to the Assets, but in each case only to the extent of the Credit Support obligations of Seller in existence as of the Execution Date. In addition, at or prior to the Scheduled Closing Date, Buyer shall deliver to Seller evidence of the posting of replacements for all such Credit Support described on Schedule 11.4(b), as well as evidence of the posting of any other bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.
(c)    In the event that any Governmental Authority or any Third Party does not permit the cancellation of any Credit Support posted by Seller and/or any Affiliate of Seller, then, from and after Closing, Buyer shall indemnify the Seller Indemnified Parties against all Liabilities incurred by the Seller Indemnified Parties under such Credit Support (and all Liabilities incurred in connection with such Credit Support) except to the extent that Seller is required to indemnify, defend or hold harmless Buyer Indemnified Parties for Liability from the event or circumstance triggering the enforcement of, or under, such Credit Support. At the Closing, Buyer shall cause the return or reimbursement of Seller or its applicable Affiliate for any cash deposits constituting Credit Support that are provided, funded, or otherwise supported by Seller or any of its Affiliates with respect to the Assets.
11.5    Record Retention. Buyer, for a period of seven years following the Closing, will (a) retain the Records, (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 8.2 for review and copying at Seller’s expense.
11.6    Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties solely with respect to any matter arising after the Execution Date which, if existing or known at the Execution Date, would have been required to be set forth in the Schedules. However, for all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article IV have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that, if Closing shall occur and Buyer had the right to terminate this Agreement as a result of any such addition, supplement, or amendment, then all matters disclosed pursuant to any addition, supplement or amendment at or prior to Closing, whether or not giving rise to a termination right, shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise. Notwithstanding the foregoing and for the avoidance of doubt, any amendment or update made pursuant to Section 3.10 shall not give rise to any rights in favor of Buyer under this Agreement except as specifically set forth therein and any such amendment or update shall, for purposes of Article IV and the Seller’s indemnity obligations in Section 8.2, be deemed to have been made as of the applicable date set forth in such amendment or update. Further, notwithstanding the foregoing, the Parties agree that Seller shall have three Business Days following the Execution Date to prepare and deliver the Schedules referenced in Section 9.18, and provided such Schedules are delivered within such time frame, the delivery of such Schedules shall not constitute an amendment or supplement of a Schedule pursuant to this Section 11.6.
11.7    Notifications. Buyer will notify Seller promptly after Buyer, any Affiliate of Buyer, or any of their respective officers and employees, obtains knowledge that any representation or warranty of Seller contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date promptly after discovery of the same; provided, however, failure to give such notice does not forfeit or limit any rights of Buyer under this Agreement with respect to the breach.
11.8    Removal of Name. As promptly as practicable, but in any case within 60 days after the Closing Date, Buyer shall eliminate the names “QEP” and “Questar”, and any variants thereof, from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
11.9    FCC Filings. Each Party shall prepare, as soon as is practical following the Execution Date, any necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party with the Federal Communications Commission with respect to transfer of the FCC Licenses. Any fees associated with the transfer of the FCC Licenses or payable to the Federal Communications Commission with respect to the transactions contemplated under this Agreement or the Transaction Documents shall be the sole responsibility of Buyer, and Buyer shall reimburse Seller for any such fees incurred by Seller or its Affiliates. The Parties shall promptly furnish each other with copies of any notices, correspondence or other written communication from the Federal Communications Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. In addition, at or prior to the Closing, Buyer shall deliver evidence to Seller of its Federal Registry Number with respect to the FCC Licenses and its designation of an applicable contact person with respect to the FCC Licenses, and Buyer and Seller shall execute and deliver the forms and documents required by the applicable Governmental Authority to transfer the FCC Licenses to Buyer.
11.10    Schedule 11.10 Assets11.11    . The provisions of Schedule 11.10 shall apply to the Assets described therein.
11.11    Employee Matters.
(a)    Buyer or its Affiliate may, within 45 days following the Execution Date (such period, the “Offer Period”), make an offer of employment to those employees of Seller set forth on Schedule 11.11(a) (each a “Williston Employee”). The offer, unless otherwise agreed to by the applicable Williston Employee, shall: (i) be for an annual base salary (including any location premium), target annual bonus and target annual long-term incentive award opportunity for such Williston Employee not materially less than as provided by Seller to such Williston Employee as of 10 days prior to the beginning of the Offer period (it being understood that long-term incentive opportunities need not be provided in the form of equity compensation and need not be offered to employees who have not previously receive long-term incentive awards), (ii) not necessitate a relocation of such Williston Employee’s principal place of employment to a location more than 50 miles from the location of such Williston Employee’s current principal place of employment, and (iii) provide severance benefits no less favorable than the severance benefits set forth of Schedule 11.11(b) for any qualified termination that occurs during the Protection Period (as defined below) (any such offer, a “Qualified Offer”). As soon as practical following the date hereof, Seller shall provide to Buyer a schedule listing for each Williston Employee: (a) the position held; (b) whether classified as exempt or non-exempt for wage and hour purposes; (c) date of hire; (d) business location; (e) whether paid on a salary, hourly or commission basis; (f) regular hourly wage, annual salary or commission rate, as applicable; (g) customarily scheduled hours per week; (h) bonus potential; (i) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and (j) the total amount of bonus, severance and other amounts to be paid to such Williston Employee at the Closing or otherwise in connection with the transaction contemplated hereby. During the Offer Period, Seller shall provide Buyer and its representatives with access to the Williston Employees for the purpose of conducting meetings and interviews. Seller hereby agrees that it shall not interfere with, or otherwise hinder, Buyer or its representatives in making, offering, proposing and/or presenting Qualified Offers to a Willison Employee. Seller shall not amend or modify any of the compensation package of any of the Williston Employees prior to the Closing Date.
(b)    Buyer shall provide to Seller, not later than ten days prior to the Closing Date, the names of each Williston Employee who has then accepted a Qualified Offer from Buyer or any of its Affiliates (each Williston Employee who accepts such a Qualified Offer being a “Continuing Employee”) and the names of the Williston Employees who have then declined a Qualified Offer from Buyer or its Affiliates. Seller shall be responsible for all salaries or wages and benefits (including any accrued paid time off) and all other claims, costs, expenses and Liabilities related to or arising out of Seller’s employment of the Continuing Employees prior to the Closing Date. As of the Closing Date, (i) each Continuing Employee shall (if he or she is still employed by Seller or its Affiliate), be terminated by Seller or its Affiliate and become an employee of Buyer or its Affiliate, and (ii) Seller will cause all outstanding equity incentive awards held by the Continuing Employees to become 100% fully vested and Buyer shall have to responsibility or obligations with respect to such equity incentive awards.
(c)    Buyer agrees that from the Closing Date until March 31, 2022 (the “Protection Period”), Buyer shall provide (or cause its Affiliates or anyone acting on its or any of its Affiliates’ behalf) each Continuing Employee the salaries and benefits constituting a Qualified Offer; provided, that nothing in this Agreement shall be deemed to limit the right of Buyer to terminate the employment of any Continuing Employee at any time with or without cause (as defined in Buyer’s existing policies).
(d)    Buyer hereby agrees not to, and to cause its Affiliates or anyone acting on its or any of its Affiliates’ behalf not to, for a period of two years after the Execution Date, directly or indirectly (other than as permitted by Section 11.11(a) and Section 11.11(b) with respect to Williston Employees): solicit or contact with a view to the engagement or employment of, any employee of Seller or its Affiliates; provided, however, that it shall not be a violation of this Section 11.11(e) to engage in solicitations incidental to general advertising or other general solicitation in the ordinary course not specifically targeted at any employee or group of employees of Seller and its Affiliates or to employ any Person not solicited in violation hereof.
(e)    Seller shall be responsible for all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants working with or providing services in respect of the Assets or the spouses, dependents or beneficiaries thereof, which are incurred under the Williston Employee Benefit Plans on or before the Closing Date. Buyer shall be responsible for all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of Continuing Employees or the spouses, dependents or beneficiaries thereof, which are incurred under Buyer’s applicable employee benefit plans after the Closing Date. The time at which an applicable claim is deemed incurred shall be determined under the terms of the respective benefit plans. Buyer shall use commercially reasonable efforts to waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the health and welfare plans of Buyer or its Affiliate applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the health and welfare plans of the Company and its Subsidiaries.
(f)    Seller shall be responsible for compliance with COBRA and other similar state laws for all individuals who are M&A Qualified Beneficiaries (as such term is defined by the requirements of COBRA and other similar state laws) in connection with the transactions contemplated by this Agreement.
(g)    Notwithstanding anything herein to the contrary, no provision in this Agreement shall create any third-party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason in respect of continued employment or new employment with Seller or its Affiliates or Buyer or its Affiliates or in respect of any benefits or compensation that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller or Buyer or their Affiliates. Nothing in this Section 11.11, express or implied, shall be deemed an amendment of any Employee Benefit Plan of Buyer or Seller or their Affiliates providing benefits to any Williston Employee or any other employee of Seller or its Affiliates or any other Person.
11.12    Audited Information.
(a)    The Seller shall use commercially reasonable efforts to, as soon as practicable after the Closing Date, provide to the Buyer (i) the audited statements of revenues over direct operating expenses of the Assets for the fiscal years ended December 31, 2019 and 2020 (the “Audited Financial Statements”), that will be prepared in accordance with GAAP and shall include the required oil and gas disclosures, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the fiscal years ended December 31, 2019 and 2020, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the fiscal years ended December 31, 2019 and 2020 and (ii) unaudited statements of revenues less direct operating expenses of the Assets for the period from January 1, 2021 through the quarter-end preceding the Closing Date, that will be prepared in accordance with GAAP (the “Interim Financial Statements”). Buyer shall reimburse Seller for all documented fees and expenses incurred by Seller in preparing the Audited Financial Statements, including the fees and expenses charged by Seller’s independent auditing firm.
(b)    From and after the Closing Date and for two years after the Closing Date, Seller shall: (i) provide to Buyer, its Affiliates and Buyer’s and its Affiliates’ auditors (“Buyer’s Auditors”) and reserve engineers (“Buyer’s Reserve Engineers”), as applicable, reasonable access during normal business hours to the books, records, information, and documents that are related to the Assets, that are in Seller’s or its Affiliates’ possession or control and that are reasonably required by Buyer, its Affiliates, Buyer’s Auditors and Buyer’s Reserve Engineers in order to prepare, audit, and review any financial information reasonably required by Buyer’s lenders or of audited financial statements prepared in accordance with GAAP and in accordance with applicable rules of the United States Securities and Exchange Commission (“SEC”) for Buyer or its Affiliates pertaining to the Assets for one or more years or interim periods ending on or prior to, or including, the Closing Date (but not to exceed two fiscal years plus, on an unaudited basis, the interim period in 2021 prior to the Closing Date) and any related pro forma financial statements or other financial information, and the conduct of audits or reviews of such financial statements or other financial information, including reserve information; (ii) provide to Buyer, its Affiliates, and Buyer’s Auditors reasonable access during normal business hours to Seller or its Affiliates’ representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements; provided, however, that with respect to the foregoing clauses (i) and (ii) such access shall not unreasonably interfere with the business or operations of Seller or any of its Affiliates; (iii) use its commercially reasonable efforts to deliver one or more customary representation letters from Seller to Buyer’s Auditors and/or Buyer’s Reserve Engineer’s that are reasonably requested to allow Buyer’s Auditors and/or Buyer’s Reserve Engineer’s to complete an audit or review of any such financial statements or other financial information, and the conduct of audits or reviews of such financial statements or other financial information, including reserve information; provided, however, that Buyer shall provide customary indemnity for any officer of Seller executing and delivering such representation letters to Buyer’s Auditors; and (iv) use its commercially reasonable efforts to cause, at Buyer’s sole cost and expense, the independent auditor of Seller that conducted any audit of such financial statements or other financial information to (1) consent to the use of such independent auditor’s report, and to be named as an expert or as having prepared such report, in any SEC filing or offering memorandum or similar document referred to above and (2) provide customary “comfort letters” to any underwriter or purchaser in a securities offering by Buyer or its Affiliate.
11.13    Like-Kind Exchange11.14    . The Parties agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided, that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to the other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.
11.14    Financing Cooperation.
(a)    Prior to the Closing Date, Seller shall provide, and shall use its commercially reasonable efforts to cause its Affiliates and its and its Affiliates’ representatives to provide, Buyer such cooperation as may be reasonably requested by Buyer with respect the arrangement of debt financing in respect of the transactions contemplated hereby (the Debt Financing); provided that such requested cooperation does not unreasonably interfere with operations of Seller and the Assets and that any information requested by Buyer is reasonably available to Seller or any of its Affiliates or its or their Representatives. Such cooperation shall include, without limitation, using commercially reasonable efforts to (i) provide historical financial information, lease operating statements and reserve engineering reports and other similar information prepared in the ordinary course of business relating to the Assets and all updates thereto and provide reasonable assistance to Buyer in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in connection with any Debt Financing, (ii) provide information reasonably requested by Buyer for its preparation of materials for bank information memoranda, offering prospectuses and documents, marketing materials, rating agency presentations and similar documents required in connection with the Debt Financing, and identify any information contained therein that would constitute material, non-public information with respect to Seller or its securities or the Assets for purposes of foreign, United States federal or state securities laws, (iii) cause the independent accountants of the Seller to provide reasonable assistance to Buyer, consistent with their professional practice, including by participating in accounting due diligence sessions (if reasonably requested by the Debt Financing Sources), to provide their consent to use of their audit reports relating to the Assets (if applicable) on customary terms and to deliver a customary comfort letter covering items reasonably requested by the Debt Financing Sources in any offering memorandum or prospectus relating to a Debt Financing, (iv) reasonably cooperate in satisfying the covenants and conditions precedent to any Debt Financing to the extent such covenants and conditions require the cooperation of Seller, its Affiliates or its or their representatives, (v) furnish all documentation and other information required by governmental authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and (vi) reasonably facilitate Buyer’s preparation of the documentation necessary to pledge and mortgage the Assets that will be collateral under the Debt Financing, including, without limitation, to reasonably assist Buyer in its preparation of disclosure schedules relating to the Assets in connection with Debt Financing.
(b)    Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller in connection with its cooperation contemplated by this Section 11.14. Except in the case of gross negligence, willful misconduct or actual fraud, in each case, as found in a final, non-appealable judgment by a court of competent jurisdiction, (i) all of the information provided by Seller pursuant to this Section 11.14 is given without any representation or warranty, express or implied, and (ii) in no event will Seller or its Affiliates or representatives have any liability of any kind or nature to Buyer or any other Person arising or resulting from the cooperation provided in this Section 11.14 or any use of any information provided by Seller or its Affiliates or representatives provided pursuant to this Section 11.14. Without affecting Buyer’s rights under this Agreement, Buyer shall indemnify and hold harmless the Seller from and against any and all damages suffered or incurred by any of them in connection with any information provided by Seller to Buyer pursuant to this Section 11.14; provided, however, that Buyer shall not be required to indemnify and hold harmless the Seller to the extent that a court of competent jurisdiction finds in a final, non-appealable judgment that such damages arise from or are related to gross negligence, willful misconduct or actual fraud by the Seller or any of its Affiliates or representatives.
ARTICLE XII
ACCESS; DISCLAIMERS
12.1    Access.
(a)    From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 12.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (which consents Seller shall use commercially reasonable efforts to obtain but shall not be required to incur any Liabilities with respect thereto), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to (i) the Assets and (ii) all Records in Seller’s or any of its Affiliates’ possession. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.
(b)    Subject to Section 12.1(a), Buyer shall be entitled to conduct a Phase I Environmental Site Assessment with respect to the Assets subject to the other provisions of this Section 12.1, and with respect to Assets that are not operated by Seller, and obtaining any required consents of Third Parties, including Third Party operators of the Assets (which consents Seller shall use commercially reasonable efforts to obtain but shall not be required to incur any Liabilities with respect thereto). Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets. Unless consented to by Seller (such consent to be granted or withheld in Seller’s sole discretion), Buyer shall not be entitled to conduct a Phase II Environmental Site Assessment or to otherwise conduct any testing, boring, sampling, drilling or other invasive investigation activities on or with respect to any of the Assets. If the Third Party environmental consultant of Buyer that is conducting the Phase I Environmental Site Assessment of the Assets reasonably determines a Phase II Environmental Site Assessment is necessary in order for Buyer to determine a Remediation Amount with respect to any Asset identified in a Phase I Environmental Site Assessment, Buyer shall (i) furnish Seller with a written notice that describes in reasonable detail the reasons Buyer’s Third Party environmental consultant is unable to determine the applicable Remediation Amount without conducting a Phase II Environmental Site Assessment, (ii) furnish Seller with a written description of the proposed Phase II Environmental Site Assessment to be conducted, and a description of the approximate location and expected timing of such activities, and (iii) obtain the prior written consent of Seller (as determined in its sole discretion) to undertake such Phase II Environmental Site Assessment. If Seller denies any request by Buyer to conduct a Phase II Environmental Site Assessment made in accordance with the immediately foregoing sentence or Buyer cannot otherwise access any Asset that Seller or its Affiliates operates to conduct a Phase I Environmental Site Assessment for such Asset, Buyer has the right to exclude the relevant Assets from the Closing and the Purchase Price shall be adjusted downward by the aggregate of the Allocated Value thereof pursuant to Section 3.3(b)(iv), provided, that, the Purchase Price shall only be adjusted to the extent that the Allocated Value of any excluded Assets based on the foregoing exceeds (i) the Individual Environmental Defect Threshold and (ii) together with any Remediation Amounts as determined in accordance with Section 14.1, the Environmental Defect Deductible. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets and also to collect split test samples if any are permitted to be collected. Notwithstanding anything herein to the contrary (including the provisions of this Section 12.1(b)), Buyer shall not have access to, and shall not be permitted to conduct, any environmental due diligence (including any Phase I Environmental Site Assessment and/or Phase II Environmental Site Assessment) with respect to any Assets not operated by Seller or its Affiliates where Seller does not have the authority to grant access for such due diligence (provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access but shall not be required to incur any Liabilities with respect thereto).
(c)    Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets, and to the extent required by any Third Party operator, execute and deliver any required bonding or access agreement of such Third Party operator or provide evidence that Buyer maintains insurance as may be required by such Third Party operator. Buyer hereby releases, defends, indemnifies and holds harmless each of the operators and co-owners of the Assets and the Seller Indemnified Parties from and against any and all Liabilities (including any personal injury, death, loss or damage arising out of such entry that may occur to Buyer or any Buyer’s Representatives) arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY IN THE CASE OF THIS SECTION 12.1(C) (I) LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES AND (II) LIABILITIES THAT WERE EXISTING PRIOR TO SUCH INSPECTIONS; PROVIDED, THAT NO SUCH LIABILITIES WERE EXACERBATED BY BUYER OR ANY OF BUYER’S REPRESENTATIVES.
(d)    Buyer agrees to promptly provide Seller, but in no less than five days after Buyer’s or any of Buyer’s Representative’s receipt or creation a copy of the final environmental reports and environmental test results prepared by Buyer and/or any of Buyer’s Representatives which contain environmental data collected or generated from Buyer’s environmental due diligence with respect to the Assets (including any drafts thereof). None of Buyer, any of Buyer’s Representatives or Seller shall be deemed by Seller’s receipt of said documents, or otherwise, to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.
(e)    Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets (including the real property and other assets associated therewith) in connection with Buyer’s or Buyer’s Representatives’ due diligence, (ii) restore the Assets (including the real property and other assets associated therewith) to at least the approximate same or better condition than they were prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s or Buyer’s Representatives’ due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Buyer’s or Buyer’s Representatives’ due diligence will be promptly corrected by Buyer.
(f)    During all periods a Buyer and/or any Buyer’s Representatives are on the Assets or any lands underlying such Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of types and in amounts sufficient to cover the obligations and Liabilities of such Buyer under Section 12.1(c) and Section 12.1(e). Seller shall be named as an additional assured on all such policies. Upon request by Seller, each Buyer shall provide evidence of such insurance to Seller prior to entering the Assets or any lands underlying the Assets.
12.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records, the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets).
12.3    Disclaimers.
(a)    EXCEPT AS AND TO THE LIMITED EXTENT SET FORTH IN ARTICLE IX AND THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 4.6 AND EXCEPT FOR THE SPECIAL WARRANTY (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE

BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).
(b)    EXCEPT AS AND TO THE LIMITED EXTENT SET FORTH IN ARTICLE IX AND THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 4.6 AND EXCEPT FOR THE SPECIAL WARRANTY, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT SET FORTH IN ARTICLE IX AND THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 4.6 AND EXCEPT FOR THE SPECIAL WARRANTY, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.
(c)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 9.14, SELLER HAS NOT AND WILL NOT

MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS AS EXPRESSLY SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 9.14, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.
(d)    SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 12.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE XIII
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS
13.1    Seller’s Title.
(a)    General Disclaimer of Title Warranties and Representations. Without limiting Buyer’s remedies for Title Defects set forth in this Article XIII, except for the special warranty of Defensible Title to the Assets in the Assignment or Deed, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to title to any of the Assets and, Buyer acknowledges and agrees that Buyer has not relied upon any such representation or warranty and that Buyer’s sole and exclusive remedy for (i) any defect of title, including any Title Defect, with respect to any of the Assets (A) before Closing, shall be as set forth in Section 13.2 and (B) after Closing, shall be pursuant to the Special Warranty and subject to the provisions of Section 13.1(c), and (ii) any failure by Seller to obtain any Consents or waivers of Preferential Purchase Rights as contemplated by Section 13.4 shall be as set forth in Section 13.4 (without limiting Buyer’s remedies for a breach of Section 9.4 and Section 9.10, respectively).
(b)    Special Warranty of Title. The Assignment and the Deed delivered at Closing will contain a special warranty of Defensible Title to the Leases and Wells by Seller, subject, however, to the Permitted Encumbrances and the provisions of Section 13.1(c) (the “Special Warranty”).
(c)    Recovery on Special Warranties. Buyer shall furnish Seller a notice meeting the requirements of Section 13.2(a) setting forth any matters which Buyer intends to assert as a breach of the Special Warranty contained in the Assignment. Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty asserted by Buyer. Buyer agrees to reasonably cooperate with any attempt by Seller to cure same. For purposes of the Special Warranty contained in the Assignment, the value of the Leases and Wells set forth in Schedule 3.7A and Schedule 3.7B, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted pursuant to this Agreement. Recovery on the Special Warranty shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of the Special Warranty as a Title Defect prior to the Defect Claims Date pursuant to Section 13.2, excluding with respect to the application of the Individual Title Defect Threshold and the Title Defect Deductible. Buyer hereby expressly waives any and all other rights or remedies with respect thereto. Buyer is not entitled to protection under Seller’s Special Warranty, as described above and contained in the Assignment, against (i) any matter reported by Buyer under Section 13.2(a), (ii) any matter of which Buyer, has Knowledge prior to the Defect Claims Date, (iii) any matter reported to Seller after the two-year anniversary of the Closing Date, and/or (iv) any matter that would not otherwise be a Title Defect under this Agreement.
(d)    Notwithstanding anything herein to the contrary, except for the Specified Obligations listed as items (k) and (l), Buyer shall not be entitled to claim any Title Defect or other remedy under this Agreement with respect to the matters that are the subject of the disputes described in the first two items listed on Part I of Schedule 9.7, it being expressly acknowledged and agreed by the Parties that Buyer shall be assuming all Liabilities with respect thereto and that such matters, or any similar matters, claiming that a lessor of the Assets does not own the oil and gas fee estate in all or any portion of the lands (i) between the high and low watermarks or (ii) covering the riverbed, in each case, of any river (including either the “little” or “big” Missouri River), whether due to competing claims of ownership of such minerals between the State of North Dakota and the Three Affiliated Tribes or any competing and conflicting surveys of any such areas, except for matters that would be a breach of Special Warranty or a Title Defect in Seller’s chain of title to the leasehold other than the type described and excluded above in this Section 13.1(d).
13.2    Notice of Title Defects; Defect Adjustments.
(a)    Title Defect Notices. Buyer must deliver to Seller, on or before 5:00 p.m. (Central Time) on June 17, 2021 (the “Defect Claims Date”), claim notices meeting the requirements of this Section 13.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer is asserting as a Title Defect pursuant to this Section 13.2. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the Special Warranty as limited by Section 13.1(c)), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice meeting the requirements of this Section 13.2(a) that is received by Seller on or before the Defect Claims Date. Each Title Defect Notice shall be in writing and shall include (i) a reasonably identifiable description of the alleged Title Defect and the Lease or Well (including the legal description of such Lease or Well, the Leases(s) contributing to such Well (if applicable), and the affected Subject Formation(s) with respect to such Lease or Well), or portions thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such Title Defect and Buyer’s computations with respect thereto and (iv) supporting documents (or appropriate references to documents filed of record) reasonably necessary for Seller to verify the existence and basis of such Title Defect and Buyer’s computations with respect thereto. The failure of a Title Defect Notice to contain items (i) through (iv) shall not render such notice void if it materially complies with the provisions hereof. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claims Date, commencing with the second week after the Execution Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week and prior to delivery of such notice, which notice may be preliminary in nature and supplemented prior to the Defect Claims Date; provided, however, that the failure to deliver such preliminary notices shall not limit Buyer’s rights or remedies under this Agreement. Prior to the Defect Claims Date, Buyer shall also promptly furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners, consultants or representatives while conducting Buyer’s due diligence with respect to the Assets prior to the Defect Claims Date.
(b)    Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claims Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit and the Wells (including the legal description of such Lease or Well, the Leases(s) contributing to such Well (if applicable), and the affected Subject Formation(s) with respect to such Lease or Well), or portions thereof, affected by such Title Benefit (each a “Title Benefit Property”), (ii) the amount by which Seller reasonably believes the Allocated Value of such Assets is increased by the Title Benefit and Seller’s computations with respect thereto and (iii) supporting documents reasonably necessary for Buyer to verify the existence of such Title Benefit and Seller’s computations with respect thereto.
(c)    Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to 120 days after Closing (the “Cure Period”), any Title Defects of which Seller provides a cure election delivered two Business Days prior to the Closing notifying Buyer that it intends to attempt to cure such Title Defect during the Cure Period. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession or control, together with a right to copy such Records at Seller’s sole cost, in order to facilitate Seller’s attempt to cure any such Title Defects. The Adjusted Purchase Price payable at Closing will be reduced as provided in Section 13.2(j) with respect to any Title Defect for which Seller has provided notice to Buyer prior to or on the Closing Date that Seller intends to attempt to cure during the Cure Period and that is not cured to Buyer’s reasonable satisfaction as of Closing and, subject to Section 13.2(d) and Section 13.2(j), the applicable Title Defect Property shall be conveyed to Buyer at Closing. An election by Seller to attempt to cure a

Title Defect shall be without prejudice to its rights under Section 13.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.
(d)    Remedies for Title Defects. Subject to (x) Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, (y) Seller’s cure rights pursuant to Section 13.2(c), and (z) the rights of the Parties pursuant to Section 7.1(d), in the event that any Title Defect properly asserted by Buyer in accordance with Section 13.2(a) is not waived in writing by Buyer or cured on or before the Cure Period, then, subject to the Individual Title Defect Threshold and the Title Defect Deductible, as applicable, Seller shall, at its sole option, elect to:
(i)    reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 13.2(g) or Section 13.2(j);
(ii)    with Buyer’s prior written consent, indemnify Buyer against all Liability resulting from such Title Defect with respect to the Title Defect Property (up to the Allocated Value of the Title Defect Property) pursuant to an indemnity agreement in form and substance reasonably satisfactory to the Parties (each, a “Title Indemnity Agreement”); or
(iii)    if the Title Defect Amount determined pursuant to Section 13.2(g) or Section 13.2(j) equals at least (i) if the Title Defect Property is covered by an Indian Mineral Development Agreement, then fifty percent (50%)of the Allocated Value of such Title Defect Property, and (ii) if the Title Defect Property is not covered by an Indian Mineral Development Agreement, then twenty-five percent (25%) of the Allocated Value of such Title Defect Property, retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and associated Assets.
(e)    Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 13.2(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 13.2(h) or Section 13.2(j).
(f)    Exclusive Remedy. Except for Buyer’s (i) rights under the Special Warranty as limited by the provisions of Section 13.1(c) and (ii) rights to terminate this Agreement pursuant to Section 7.1(d), the provisions set forth in Section 13.2(d) shall be the sole and exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title or any other title matter with respect to any Asset. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 13.2 shall waive, disclaim, release, limit or otherwise affect (i) Buyer’s termination rights under Sections 7.1(b), 7.1(d), and 7.1(e),(ii) Buyer’s indemnity rights under Section 8.2(a) with respect to breaches of Seller’s representations in Sections 9.3(c), 9.4, 9.7, 9.8, 9.10, 9.19, 9.20, 9.21 and 9.23 or Section 8.2(b) with respect to breaches of Section 11.1(b)(ii) or (iii) Buyer’s rights under Section 3.10.

(g)    Title Defect Amount. The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions (without duplication):
(i)    if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(iii)    if (y) the Title Defect represents a negative discrepancy between (A) Seller’s Net Revenue Interest for the Subject Formation of any Lease or Well and (B) Seller’s Net Revenue Interest for the Subject Formation of such Lease or Well as set forth in Exhibit A-1, Exhibit A-2 or Exhibit B-1, as applicable, and (z) and there is a proportionate decrease in Seller’s Working Interest for the Subject Formation for such Lease or Well below Seller’s Working Interest for such Lease or Well as set forth in Exhibit A-1, Exhibit A-2, or Exhibit B-1, as applicable, then the Title Defect Amount shall be the product of (1) the Allocated Value of such Title Defect Property, multiplied by (2) a fraction, the (x) numerator of which is the Net Revenue Interest decrease for the Subject Formation of such Lease or Well, and (y) denominator of which is the Net Revenue Interest for the applicable Subject Formation of such Lease or Well as set forth in Exhibit A-1, Exhibit A-2 or Exhibit B-1;
(iv)     if the Title Defect represents a negative discrepancy between (A) Seller’s actual Net Acres as to the Subject Formation for any Lease, and (B) the Net Acres stated on Exhibit A-1 or Exhibit A-2 as to such Subject Formation and Lease and the ratio of the Net Revenue Interests for such Lease stated on Exhibit A-1 or Exhibit A-2 as to such Subject Formation and Lease to the Net Acres in such Lease remains as stated on Exhibit A-1 or Exhibit A-2, as applicable, for such Net Acres, then the Title Defect Amount for such Title Defect shall be equal to the product of (1) the Allocated Value of such Title Defect Property, multiplied by (2) a fraction, the (x) numerator of which is the Net Acre decrease for the Subject Formation of such Lease, and (y) denominator of which is the Net Acres for the Subject Formation of such Lease set forth in Exhibit A-1 or Exhibit A-2, as applicable;
(v)    if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, and Buyer and Seller have agreed that Buyer will be responsible for curing such Title Defect in lieu of Seller, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(vi)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder;
(vii)    if a Title Defect does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount; and
(viii)    notwithstanding anything to the contrary in this Article XIII, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property (whether related to an adjustment to the Purchase Price or any other remedy provided by Seller hereunder or any claim for any breach of the Special Warranty) shall not exceed the Allocated Value of such Title Defect Property, except for the determination set forth in Section 13.2(g)(ii), with respect to an obligation that is not limited to the value of the affected Asset.
(h)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):
(i)    if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)    if (y) the Title Benefit represents a positive discrepancy between (A) Seller’s Net Revenue Interest for the Subject Formation of any Lease or Well and (B) Seller’s Net Revenue Interest for the Subject Formation of such Lease or Well as set forth in Exhibit A-1, Exhibit A-2 or Exhibit B-1, as applicable, and (z) and there is a proportionate increase in Seller’s Working Interest for the Subject Formation for such Lease or Well below Seller’s Working Interest for such Lease or Well as set forth in Exhibit A-1, Exhibit A-2, or Exhibit B-1, as applicable, then the Title Benefit Amount shall be the product of (1) the Allocated Value of such Title Benefit Property, multiplied by (2) a fraction, the (x) numerator of which is the Net Revenue Interest increase for the Subject Formation of such Lease or Well, and (y) denominator of which is the Net Revenue Interest for the applicable Subject Formation of such Lease or Well as set forth in Exhibit A-1, Exhibit A-2 or Exhibit B-1;
(iii)    if the Title Benefit represents a positive discrepancy between (A) Seller’s actual Net Acres as to the Subject Formation for any Lease, and (B) the Net Acres stated on Exhibit A-1 or Exhibit A-2 as to such Subject Formation and Lease and the ratio of the Net Revenue Interest for such Lease stated on Exhibit A-1 or Exhibit A-2 as to such Subject Formation and Lease to the Net Acres in such Lease remains the same as stated on Exhibit A-1 or Exhibit A-2, as applicable, for such Net Acres, then the Title Benefit Amount for such Title Benefit shall be equal to the product of (1) the Allocated Value of such Title Benefit Property, multiplied by (2) a fraction, the (x) numerator of which is the Net Acre increase for the Subject Formation of such Lease, and (y) denominator of which is the Net Acres for the Subject Formation of such Lease set forth in Exhibit A-1 or Exhibit A-2, as applicable; and

(iv)    if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Asset affected by such Title Benefit, the portion of such Asset affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Asset, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
(i)    Threshold and Deductible. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $100,000 (“Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defects cured by Seller or retained by Seller pursuant to Section 13.2(d)(iii)), minus (2) all Title Benefit Amounts, exceeds (B) 2.5% of the unadjusted Purchase Price (the “Title Defect Deductible”), and after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to Title Defects relating to Title Defect Amounts in excess of such Title Defect Deductible. For the avoidance of doubt, if Seller indemnifies Buyer with respect to any Title Defect Property pursuant to a Title Indemnity Agreement or retains any Title Defect Property pursuant to Section 13.2(d)(iii), then, in each case the Title Defect Amount related to such Title Defect Property will not be counted towards the Title Defect Deductible and will not be considered for purposes of Section 4.4 and/or Section 5.4.
(j)    Title Dispute Resolution/Escrow.
(i)    Seller and Buyer shall undertake commercially reasonable efforts to agree on (A) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing and (B) whether or not any Title Defect that Seller elects to cure pursuant to Section 13.2(c) has been cured (or if not so cured the Title Defect and/or Title Defect Amount applicable thereto) by the expiration of the Cure Period (each such matter to which the Parties do not agree, a “Title Dispute”). Subject to the application of the Individual Title Defect Threshold and Title Deductible, if Seller and Buyer are so unable to agree by the Closing Date on any Title Dispute (including any efforts by Seller prior to the Closing to cure any Title Defect), or if any Title Defect that Seller elects to cure pursuant to Section 13.2(c) has been not cured to Buyer’s reasonable satisfaction as of the Closing Date, then, in either such case, (1) such Title Dispute shall be exclusively and finally resolved pursuant to this Section 13.2(j), subject to Seller’s continuing right to cure the Title Defect giving rise to such Title Dispute until the expiration of the Cure Period, (2) an amount equal to the sum of (x) if Seller has elected the remedy set forth in Section 13.2(d)(iii) with respect to the applicable Title Defect on or prior to the Closing Date, the Allocated Value of the Assets subject to such Title Dispute, and (y) with respect to any other Title Dispute, the Title Defect Amount claimed by Buyer in good faith in the applicable Title Defect Notice applicable to such Title Dispute, in each case, as limited by Section 13.2(i) (such amount, individually with respect to a single Title Dispute or in the aggregate with respect to all applicable Title Disputes, as the context requires, the “Closing Date Title Escrow Amount”), will be deposited by Buyer with the Escrow Agent to be held pursuant to the Escrow Agreement and Section 13.2(j)(iv), and (3) the Adjusted Purchase Price payable at Closing will be reduced by the Closing Date Title Escrow Amount. For the avoidance of doubt, unless Seller elects the remedy set forth in Section 13.2(d)(iii) on or prior to Closing with respect to any Title Dispute, in which case such Assets shall be retained by Seller at Closing, the Assets subject to any such Title Dispute shall be conveyed to Buyer at Closing pursuant to the Assignment.
(ii)    There shall be a single arbitrator, who shall be a title attorney with at least ten years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within 15 days after the end of the Cure Period (the “Title Arbitrator”). In the event the Parties are unable to mutually agree upon the Title Arbitrator within such time period, then either Party may petition the AAA to select a neutral party who has never been an officer, director or employee of or performed material work for the Parties or any of their Affiliates within the preceding five year period as Title Arbitrator, with due regard given to the selection criteria above and input from the Parties. In the event the AAA should fail to select the Title Arbitrator within 90 days from initiation of arbitration, then either party to the Title Dispute may petition any United States District Judge for the Western District of Texas, located in Midland, Texas to select the Title Arbitrator. The arbitration proceeding shall be held remotely via videoconferencing or by other means of electronic transmission as mutually agreed to by the Parties.
(iii)    Within ten Business Days after the selection of the applicable Title Arbitrator, the Parties shall provide to such Title Arbitrator only the documents and materials described in this Section 13.2(j)(iii), as applicable (it being the intention of the Parties that any Party submitting a Title Defect Notice or Title Benefit Notice shall only be able to submit to the applicable Title Arbitrator the information, reports, opinions and materials included with or provided as part of such (y) Title Defect Notice, or response or election to such Title Defect Notice prior to the Closing Date, or (z) Title Benefit Notice, or response or election to such Title Benefit Notice prior to the Closing Date): (A) each Title Defect Notice and all documentation provided therewith with respect to each disputed Title Defect; (B) each Title Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit; (C) such evidence as Seller deems appropriate to explain and dispute the existence, waiver and cure of each disputed Title Defect or the Title Defect Amount assigned thereto by Buyer in any Title Defect Notice, together with Seller’s good faith estimate of the Title Defect Amount, if any, with respect to each such disputed Title Defect; and (D) such evidence as the disputing Party deems appropriate to dispute the existence of any disputed Title Benefit or the Title Benefit Amount assigned thereto in any Title Benefit Notice with respect any such disputed Title Benefit, together with such Party’s good faith estimate of the disputed Title Benefit Amount, if any, with respect to each such disputed Title Benefit.
(iv)    The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 13.2(g) and Section 13.2(h) and, subject to the foregoing, may consider only those materials described in Section 13.2(j)(iii), and shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in a Title Dispute, based on the materials described above. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts, Title Benefit Amounts, and/or curative efforts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator.
(v)    If, upon the Title Arbitrator’s determination with respect to a Title Dispute (or the mutual agreement of the Parties with respect thereto), a Title Defect is (I) not found to exist, then within ten Business Days after the Title Arbitrator delivers written notice to Buyer and Seller of his decision with respect thereto (or the Parties otherwise agree as to the resolution of such Title Dispute), Buyer and Seller shall deliver joint written instructions to the Escrow Agent to deliver out of the Closing Date Title Escrow Amount to Seller the entirety of the Closing Date Title Escrow Amount related to such Title Dispute, or (II) found to exist, then, subject to the application of the Individual Title Defect Threshold and Title Deductible, Seller shall elect its choice of remedy pursuant to Section 13.2(d) with respect to such Title Defect within five Business Days of such determination or agreement, and if (A) Seller elects the remedy in Section 13.2(d)(i) with respect to such Title Defect, then within ten Business Days after the Title Arbitrator delivers written notice to Buyer and Seller of its award with respect thereto (or the Parties otherwise agree as to the resolution of such Title Dispute), and subject to Section 13.2(i), Buyer and Seller shall deliver joint written instructions to the Escrow Agent to deliver to (1) Buyer a portion of the applicable Closing Date Title Escrow Amount related to such Title Dispute equal to the Title Defect Amount so awarded by the Title Arbitrator (or as agreed by the Parties with respect thereto), and (2) Seller the remaining portion of the Closing Date Title Escrow Amount related to such Title Dispute (if any), (B) Seller elects the remedy in Section 13.2(d)(ii), then the Parties shall use commercially reasonable efforts to enter into the applicable Title Indemnity Agreement within ten Business Days after the Title Arbitrator delivers written notice to Buyer and Seller of his decision with respect thereto (or the Parties otherwise agree as to the resolution of such Title Dispute) and upon execution of such Title Indemnity Agreement Buyer and Seller shall deliver joint written instructions to the Escrow Agent to deliver out of the Closing Date Title Escrow Amount to Seller the entirety of the Closing Date Title Escrow Amount related to such Title Dispute, or (C) Seller elects the remedy in Section 13.2(d)(iii), then within ten Business days after the Title Arbitrator delivers written notice to Buyer and Seller of his decision with respect thereto (or the Parties otherwise agree as to the resolution of such Title Dispute), Buyer and Seller shall deliver joint written instructions to the Escrow Agent to deliver out of the Closing Date Title Escrow Amount to Buyer an amount equal to the entirety of the Closing Date Title Escrow Amount related to such Title Dispute and if such Assets (1) were retained by Seller at Closing, Seller shall continue to retain the applicable Title Defect Property and associated Assets and the same shall constitute Excluded Assets for all purposes hereunder, or (2) were conveyed to Buyer at Closing, then Buyer and Seller shall promptly convey the applicable Title Defect Property and associated Assets back to Seller on a form of conveyance substantially similar to the Assignment.

(vi)    Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Adjusted Purchase Price payable at Closing will be reduced by the Closing Date Title Escrow Amount; provided, that any subsequent adjustments, if any, to the Purchase Price will be made pursuant to Section 3.6 or this Section 13.2.
13.3    Casualty Loss.
(a)    Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets.
(b)    If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed or otherwise impaired by fire, explosion, tornado, hurricane, earthquake, earth movement, flood, water damage or other casualty or is taken in condemnation or under right of eminent domain (in each case, a “Casualty Loss”), and such Casualty Loss results in losses in excess of $500,000 (the “Casualty Limit”) then Buyer shall nevertheless be required to close the transactions contemplated by the Agreement and Seller shall elect by written notice to Buyer prior to Closing either to (i) cause the Assets affected by such Casualty Loss to be repaired or restored to at least its condition prior to such Casualty Loss, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (ii) pay to Buyer all sums paid to Seller by Third Parties by reason of such Casualty Loss affecting the Assets and assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty Loss affecting the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to any such Casualty Loss. If Seller elects the option in item (i) above, Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing. If the loss associated with any Casualty Loss does not meet the Casualty Limit, then Buyer shall nevertheless be required to close the transactions contemplated by the Agreement without any adjustment or other remedy hereunder.
13.4    Consents; Preferential Rights.
(a)    Seller, within ten Business Days after the Execution Date, shall send to each holder of a Consent set forth in Schedule 9.4 a notice seeking such holder’s consent to the transactions contemplated hereby. With respect to any Consent that is not set forth on Schedule 9.4 but is discovered by any Party prior to Closing, Seller shall send to the holder of each such Consent a notice seeking such holder’s consent to the transactions contemplated hereby as soon as reasonably practicable after discovery of such Consent.

(i)    If Seller fails to obtain a Consent set forth in Schedule 9.4 prior to the Closing and (A) such Consent was denied in writing or (B) the failure to obtain such Consent would cause (x) the assignment of the Asset(s) affected thereby to Buyer to be void, (y) the termination of a Lease or Easement under the express terms thereof, or (z) the Buyer to be responsible for payment of express liquidated damages (each, a “Hard Consent”), then, in each such case, the affected Asset(s) shall be excluded from the Assets to be acquired by Buyer at Closing hereunder, and the Purchase Price shall be reduced by the Allocated Value of the Asset(s) so excluded. The Consents required for the the assignment of the Section 28 Lease and that certain Oil and Gas Lease (QEP Lease No. ND10998000), between the Three Affiliated Tribes and Seller, effective as of December 16, 2009, shall be deemed Hard Consents. Following Closing, Seller shall use its commercially reasonable efforts to obtain each such Hard Consent (provided that Seller shall not be obligated to incur any Liabilities). In the event that a Hard Consent (with respect to any applicable Asset(s) excluded pursuant to this Section 13.4(a)(i)) that was not obtained prior to Closing is obtained within 180 days following Closing, Buyer shall purchase, within ten days after such Hard Consent is obtained, such Asset(s) so excluded from Seller under the terms of this Agreement for the amount by which the Purchase Price was reduced at Closing due to the exclusion of such Asset(s) (as such amount is appropriately adjusted in accordance to Section 3.3 with respect to such Asset(s)), and Seller shall assign to Buyer such Asset(s) pursuant to an assignment in form substantially similar to the Assignment.
(ii)    If Seller fails to obtain a Consent prior to the Closing that is not a Hard Consent, provided that Seller has fulfilled its obligations to seek Consents as provided in this Section 13.4, then (x) the Asset(s) subject to such un-obtained Consent shall nevertheless be acquired by Buyer at Closing as part of the Assets, (y) Buyer shall have no claim against, and hereby releases and indemnifies the Seller Indemnified Parties from any Liability for, the failure to obtain such Consent, and (z) Buyer shall be solely responsible from and after the Closing for any and all Liabilities arising from the failure to obtain such Consent as part of the Assumed Obligations hereunder.
(b)    With respect to each Preferential Purchase Right set forth on Schedule 9.10, within ten Business Days after the Execution Date, Seller shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right requesting a waiver of such right. With respect to each Preferential Purchase Right that is not set forth on Schedule 9.10 but is discovered by any Party prior to Closing, Seller shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right requesting a waiver of such right as soon as reasonably practicable after discovery of any such Preferential Purchase Right. Any Preferential Purchase Right must be exercised subject to all terms and conditions set forth in this Agreement, and the consideration payable under this Agreement for the purposes of all Preferential Purchase Right notices shall be the Allocated Value of the applicable Asset (as adjusted herein).
(i)    If, prior to Closing, any holder of a Preferential Purchase Right has consummated the acquisition of the Assets to which its Preferential Purchase Right applies, then the Assets subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (and shall be considered Excluded Assets hereunder, but only to the extent of the portions of such Assets affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of such Assets (or portions thereof) so excluded. Seller shall be entitled to all consideration given by any Person consummating the acquisition of any Assets subject to any Preferential Purchase Right prior to Closing.
(ii)    If, as of Closing, (A) any holder of a Preferential Purchase Right has waived such Preferential Purchase Right, (B) the period to exercise such Preferential Purchase Right has not expired without exercise or waiver thereof, or (C) any holder of a Preferential Purchase Right has not consummated the acquisition of the Assets to which its Preferential Purchase Right applies, then, in each case, the Assets subject to such Preferential Purchase Right shall nevertheless be included in the Assets to be assigned to Buyer at Closing, and (1) Buyer shall be deemed to have assumed any and all Liabilities with respect to such Preferential Purchase Right as part of the Assumed Obligations hereunder, including for complying with the terms of such Preferential Purchase Right, (2) Buyer shall be entitled to any proceeds as a result of the exercise of such Preferential Purchase Right, and (3) Buyer shall have no claim against, and hereby releases and indemnifies the Seller Indemnified Parties from any Liability with respect to such Preferential Purchase Right.
ARTICLE XIV
ENVIRONMENTAL MATTERS
14.1    Notice of Environmental Defects.
(a)    Environmental Defect Notices. If Buyer discovers any Environmental Condition which, in its reasonable opinion, Buyer determines constitutes an Environmental Defect, Buyer shall promptly notify Seller within five Business Days of such discovery and, in any event, on or before the Defect Claims Date. Each notice of an Environmental Defect (an “Environmental Defect Notice”) shall be in writing and shall include (i) a description and explanation of the Environmental Condition constituting, in Buyer’s reasonable opinion, the asserted Environmental Defect(s), (ii) the Asset(s) (including, with respect to a Lease or Well, the description of such Lease or Well and the Leases(s) contributing to such Lease or Well (if applicable)) or portions thereof, affected by the asserted Environmental Defect (each, an “Environmental Defect Property”), (iii) supporting documentation, including any physical measurements or, to the extent permitted by Seller under Section 12.1, lab analyses or photographs, reasonably sufficient for Seller to verify the existence of the asserted Environmental Defect(s), (iv) the Allocated Value of each Environmental Defect Property, (v) the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such Environmental Defect and the computations and information upon which Buyer’s belief is based, and (vi) each specific violation of Environmental Law that gives rise to such Environmental Defect. The failure of an Environmental Defect Notice to contain items (i) through (iv) shall not render such notice void if it materially complies with the provisions hereof. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by the

Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. For all purposes of this Agreement but subject to Buyer’s remedy for a breach of Seller’s representation contained in Section 9.14, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice meeting the requirements of this Section 14.1(a) that is received by Seller on or before the Defect Claims Date.
(b)    Seller’s Right to Remediate. With prior written consent of Buyer with respect to any remediation to occur after the Closing, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate, at any time prior to the expiration of the Cure Period, any Environmental Defects of which Seller has been advised by Buyer. Subject to the preceding sentence, during the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession or control, together with a right to copy such Records at Seller’s sole cost, in order to facilitate Seller’s attempt to Remediate any such Environmental Defects. If Buyer has granted prior written consent to Remediate after Closing, unless otherwise agreed by the Parties in connection with such consent, no reduction shall be made to the Purchase Price with respect to any asserted Environmental Defect for which Seller intends to attempt to Remediate during the Cure Period pursuant to this Section 14(b) and the applicable Environmental Defect Property shall be conveyed to Buyer at Closing. An election by Seller to Remediate an Environmental Defect as provided on this Section 14.1(b) shall be without prejudice to its rights under Section 14.1(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to Remediate, the alleged Environmental Defect.
(c)    Remedies for Environmental Defects. Subject to (x) Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, (y) Seller’s remediation rights pursuant to Section 14.1(b), and (z) the rights of the Parties pursuant to Section 7.1(d), in the event that any Environmental Defect properly asserted by Buyer in accordance with Section 14.1(a) is not waived in writing by Buyer or Remediated on or before the Cure Period, then, subject to the Individual Environmental Defect Threshold and the Environmental Defect Deductible, Seller shall, at its sole option, elect to:
(i)    reduce the Purchase Price by the Remediation Amount determined pursuant to Section 14.1(f) or other provision of this Agreement;
(ii)    with Buyer’s prior written consent, assume responsibility for the Remediation of such Environmental Defect;
(iii)    if the Remediation Amount determined pursuant to Section 14.1(f) or other provision of this Agreement (A) if the Environmental Defect Property is covered by an Indian Mineral Development Agreement, then fifty percent (50%) of the Allocated Value of such Environmental Defect Property, and (B) if the Environmental Defect Property is not covered by an Indian Mineral Development Agreement, then twenty-five percent (25%) of the Allocated Value of such Environmental Defect Property, retain the entirety of such Environmental Defect Property and all associated Assets, in which event at Closing, the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property and such associated Assets; or
(iv)    with Buyer’s prior written consent, indemnify Buyer against all Liability resulting from such Environmental Defect up to the Allocated Value of the applicable Environmental Defect Property pursuant to an indemnity agreement in form and substance reasonably satisfactory to the Parties (each, an “Environmental Indemnity Agreement”);
If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder. If Seller elects the option set forth in clause (ii) above, Seller shall implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake and Buyer, effective as of the Closing, grants to Seller and its representatives, access to the Assets and all utilities located on the Assets to conduct such Remediation.
(d)    Exclusive Remedy. Except for Buyer’s rights (i) under Section 8.2(a) for a breach of Seller’s representations and warranties set forth in Section 9.14 and (ii) to terminate this Agreement pursuant to Section 7.1(d), the provisions set forth in Section 14.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or any other environmental matter with respect to any Asset. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 14.1 shall waive, disclaim, release, limit or otherwise affect (i) Buyer’s termination rights under Sections 7.1(b), 7.1(d), and 7.1(e), or (ii) Buyer’s indemnity rights under Section 8.2(a) with respect to breaches of Seller’s representations in Section 9.7, Section 9.14 or Section 8.2(d) with respect to clauses (a), (f), and (j) of the definition of Specified Obligations.
(e)    Threshold and Deductible. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $150,000 (“Individual Environmental Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless the sum of (1) the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects Remediated by Seller or retained by Seller pursuant to Section 14.1(c)(iii)), exceeds 2.5% of the unadjusted Purchase Price (“Environmental Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects relating to Remediation Amounts in excess of the Environmental Defect Deductible. For the avoidance of doubt, if

Seller elects to Remediate any Environmental Defect or Buyer for such Environmental Defect pursuant to the remedy set forth in Section 14.1(c)(ii) or Section 14.1(c)(iv), or retains any Environmental Defect Property pursuant to Section 14.1(c)(iii), then, in each case, after such election, the Remediation Amount relating to such Environmental Defect Property will not be counted towards the Environmental Defect Deductible and will not be considered for purposes of Section 4.4 and/or Section 5.4.
(f)    Environmental Dispute Resolution/Escrow.
(i)    Seller and Buyer shall undertake commercially reasonable efforts to agree (A) to all Environmental Defect and Remediation Amounts prior to Closing and (B) whether or not any Environmental Defect that Seller elects to Remediate pursuant to Section 14.1(b) has been Remediated (or if not so cured the Remediation Amount applicable thereto) by the Closing or the expiration of the Cure Period, as applicable (each such matter to which the Parties do not agree, a “Environmental Dispute”). Subject to the application of the Individual Environmental Defect Threshold and Environmental Deductible, if Seller and Buyer are unable to agree by the Closing Date on any Environmental Dispute (including any efforts by Seller prior to Closing to Remediate any Environmental Defect), then subject to the Individual Environmental Defect Threshold and Environmental Defect Deductible, (1) such Environmental Dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 14.1(f), subject to Section 4.4, (2) an amount equal to the sum of (x) if Seller has elected the remedy set forth in Section 14.1(c)(iii) with respect to the applicable Environmental Defect on or prior to the Closing Date, the Allocated Value of the Assets subject to such Environmental Dispute, and (y) with respect to any other Environmental Dispute, the Remediation Amount claimed by Buyer in good faith in the applicable Environmental Defect Notice applicable to such Environmental Dispute, in each case, as limited by Section 14.1(e) (such amount, individually with respect to a single Environmental Dispute or in the aggregate with respect to all applicable Environmental Disputes, as the context requires, the “Closing Date Environmental Escrow Amount”), will be deposited by Buyer with the Escrow Agent to be held pursuant to the Escrow Agreement and Section 14.1(f)(v) and (3) the Adjusted Purchase Price payable at Closing will be reduced by the Closing Date Environmental Escrow Amount. For the avoidance of doubt, the Assets subject to any Environmental Dispute shall be conveyed to Buyer at Closing pursuant to the Assignment unless Seller elects the remedy set forth in Section 14.1(c)(iii) on or prior to Closing with respect to any Environmental Dispute.
(ii)    There shall be a single arbitrator, who shall be an environmental attorney with at least ten years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within 15 days after the Closing Date (the “Environmental Arbitrator”). In the event the Parties are unable to mutually agree upon the Environmental Arbitrator within such time period, then either Party may petition the AAA to select a neutral party who has never been an officer, director or employee of or performed material work for the Parties or any of their Affiliates within the preceding five year period as Environmental Arbitrator, with due regard given to the selection criteria above and input from the Parties. In the event the AAA should fail to select the Environmental Arbitrator within 90 days from initiation of arbitration, then either party to the Environmental Dispute may petition any United States District Judge for the Western District of Texas located in Midland, Texas to select the Environmental Arbitrator. The arbitration proceeding shall be held remotely via videoconferencing or by other means of electronic transmission as mutually agreed to by the Parties.
(iii)    Within ten Business Days after the selection of the applicable Environmental Arbitrator, the Parties shall provide to such Environmental Arbitrator only the documents and materials described in this Section 14.1(f)(iii), as applicable (it being the intention of the Parties that any Party submitting an Environmental Defect Notice shall only be able to submit to the applicable Environmental Arbitrator the information, reports, opinions and materials included with or provided as part of such Environmental Defect Notice or its response or election thereto prior to Closing): (A) each Environmental Defect Notice and all documentation provided therewith with respect to each disputed Environmental Defect; and (B) such evidence as Seller provided to Buyer prior to Closing to explain and dispute the existence, waiver and cure of each disputed Environmental Defect or the Remediation Amount assigned thereto by Buyer in any Environmental Defect Notice, together with Seller’s good faith estimate of the Remediation Amount, if any, with respect to each such disputed Environmental Defect.
(iv)    The Environmental Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 14.1 and, subject to the foregoing, may consider only those materials described in Section 14.1(f)(iii), and shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in an Environmental Dispute, based on the materials described above. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects, Remediation Amounts, and/or curative efforts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator.
(v)    If, upon the Environmental Arbitrator’s determination with respect to an Environmental Dispute (or the mutual agreement of the Parties with respect thereto), an Environmental Defect is (I) not found to exist, then within ten Business Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his decision with respect thereto (or the Parties otherwise agree as to the resolution of such Environmental Dispute), Buyer and Seller shall deliver joint written instructions to the Escrow Agent to deliver out of the Closing Date Environmental Escrow Amount to Seller the entirety of the Closing Date Environmental Escrow Amount related to such Environmental Dispute, or (II) found to exist, then, subject to the application of the Individual Environmental Defect Threshold and Environmental Deductible, Seller shall elect its choice of remedy pursuant to Section 14.1(c) with respect to such Environmental Defect within five Business Days of such determination or agreement, and if (A) Seller elects the remedy in Section 14.1(c)(i) with respect to such Environmental Defect, then within ten Business Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of its award with respect thereto (or the Parties otherwise agree as to the resolution of such Environmental Dispute), and subject to Section 14.1(e), Buyer and Seller shall deliver joint written instructions to the Escrow Agent to deliver to (1) Buyer a portion of the applicable Closing Date Environmental Escrow Amount related to such Environmental Dispute equal to the Remediation Amount so awarded by the Environmental Arbitrator (or as agreed by the Parties with respect thereto), and (2) Seller the remaining portion of the Closing Date Environmental Escrow Amount related to such Environmental Dispute (if any), (B) Seller elects the remedy in Section 14.1(c)(ii) with respect to such Environmental Defect, then within ten Business Days, Buyer and Seller shall deliver joint written instructions to the Escrow Agent to deliver out of the Closing Date Environmental Escrow Amount to Seller the entirety of the Closing Date Environmental Escrow Amount related to such Environmental Dispute and Seller shall assume responsibility for the Remediation of such Environmental Defect, (C) Seller elects the remedy in Section 14.1(c)(iii) with respect to such Environmental Defect, then within ten Business days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his decision with respect thereto (or the Parties otherwise agree as to the resolution of such Environmental Dispute), Buyer and Seller shall deliver joint written instructions to the Escrow Agent to deliver out of the Closing Date Environmental Escrow Amount to Buyer an amount equal to the entirety of the Closing Date Environmental Escrow Amount related to such Environmental Dispute and if such Assets (1) were retained by Seller at Closing, Seller shall continue to retain the applicable Environmental Defect Property and associated Assets and the same shall constitute Excluded Assets for all purposes hereunder, or (2) were conveyed to Buyer at Closing, then Buyer and Seller shall promptly convey the applicable Environmental Defect Property and associated Assets back to Seller on a form of conveyance substantially similar to the Assignment, or (D) Seller elects the remedy in Section 14.1(c)(iv), then the Parties shall use commercially reasonable efforts to enter into the applicable Environmental Indemnity Agreement within ten Business Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his decision with respect thereto (or the Parties otherwise agree as to the resolution of such Environmental Dispute) and upon execution of such Environmental Indemnity Agreement Buyer and Seller shall deliver joint written instructions to the Escrow Agent to deliver out of the Closing Date Environmental Escrow Amount to Seller the entirety of the Closing Date Environmental Escrow Amount related to such Environmental Dispute.
(vi)    Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Adjusted Purchase Price payable at Closing will be reduced by the Closing Date Environmental Escrow Amount as provided in this Section 14.1(f); provided, that any subsequent adjustments, if any, to the Purchase Price will be made pursuant to Section 3.6 or this Section 14.1.
14.2    NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. For the avoidance of doubt NORM or asbestos-containing materials shall not constitute the basis of a breach of Seller’s representations and warranties set forth in Section 9.14 or the basis of an Environmental Defect to the extent not resulting from any violation of Environmental Law or any Remediation obligations required by applicable Environmental Law.
ARTICLE XV
MISCELLANEOUS
15.1    Exhibits, Schedules and Appendices. All of the Exhibits, Schedules and Appendices referred to in this Agreement constitute a part of this Agreement. Seller and Buyer and their respective counsel have received a complete set of Exhibits, Schedules and Appendices prior to and as of the execution of this Agreement.
15.2    Expenses and Taxes.
(a)    Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs and expenses.
(b)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignment), conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use Taxes and transfer and similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement (the “Transfer Taxes”). Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under Laws, the amount of any Transfer Taxes.
(c)    Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period (or portion thereof) ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period (or portion thereof) beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.
(d)    For purposes of determining the allocations described in Section 15.2(c), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.
(e)    To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3, Section 3.4 and Section 3.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.5, timely payments will be made from one Party to the others to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.2.
(f)    Seller shall be responsible for the preparation and filing of any Tax Return relating to Asset Taxes relating to any Tax period that ends before or includes the Closing Date that is due and payable prior to the Closing Date. Subject to Seller’s right to reimbursement pursuant to Section 15.2(e), with respect to any such Tax Returns filed by Seller, Seller shall (i) pay any Asset Taxes relating to any Tax period that ends before or includes the Closing Date that become due and payable prior to the Closing Date and file with the appropriate Taxing Authority any and all Tax Returns required to be filed prior to the Closing Date with respect to such Asset Taxes, (ii) submit each such Tax Return to Buyer for its review and comment reasonably in advance of the due date therefor, and (iii) timely file any such Tax Return, incorporating any reasonable comments received from Buyer prior to the due date therefor. Buyer shall be responsible for the preparation and filing of any Tax Return relating to Asset Taxes relating to any Tax period that ends before or includes the Closing Date that become due and payable after the Closing Date. Subject to Buyer’s right to indemnification pursuant to Section 8.2(c) and right to reimbursement pursuant to Section 15.2(e), with respect to any such Tax Returns filed by Buyer, Buyer shall (i) pay any Asset Taxes relating to any Tax period that ends before or includes the Closing Date that become due and payable after the Closing Date and file with the appropriate Taxing Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (iii) timely file any such Tax Return, incorporating any reasonable comments received from Seller prior to the due date therefor. The Parties agree that (x) this Section 15.2(f) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Taxing Authority, and (y) nothing in this Section 15.2(f) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by either Party of its obligations under this Section 15.2(f), which shall be borne by such breaching Party).
(g)    Any payments made to any Party pursuant to Article VIII or this Section 15.2 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by applicable Law.
(h)    After the Closing, the Seller shall control the conduct of any audit, adjustment, claim, examination, assessment, contest, or other proceeding with respect to Asset Taxes (each a “Tax Audit”) for any Tax period ending on or prior to the Effective Time. In the case of a Tax Audit after the Closing with respect to a Straddle Period, Buyer shall control the conduct of such Tax Audit, shall use commercially reasonable efforts to conduct such Tax Audit in a manner that is not likely to increase the liability of Seller under this Agreement, and shall not settle, compromise or concede any portion of such Tax Audit without the consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.
(i)    The Parties shall cooperate fully, as and to the extent reasonably in connection with the filing of any Tax Returns, the qualification for any exemption or reduction in Tax that may be available, State and Federal regulatory reports, royalty payments including related deduction and any audit, litigation or other proceeding with respect to these matters for the Assets. Such cooperation shall include the retention of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to allow access (upon request) to the Assets by Seller, Seller representatives, auditors and State or Federal representatives relevant to any such audit, litigation or other proceeding.
(j)    Notwithstanding anything to the contrary in this Agreement, Seller shall retain responsibility for, and shall bear and pay, all income Taxes incurred by or imposed on Seller, its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Purchase Price under Section 3.3, Section 3.4 and Section 3.5, as applicable.
15.3    Assignment. This Agreement may not be assigned by Buyer or Seller without the prior written consent of the non-assigning Party. In the event the non-assigning Party consents to any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred. Any assignment made in contravention of the terms of this Section 15.3 shall be void ab initio. Notwithstanding the foregoing in this Section 15.3, nothing in this Agreement shall prohibit Buyer, or Buyer’s successors and assigns, from selling or disposing of all of or an interest in the Assets, or any part thereof, after the Closing to any other Person.
15.4    Preparation of Agreement. Seller, Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
15.5    Publicity.
(a)    If Buyer desires to make a public announcement, it shall first give Seller 24 hours written notification of its desire to make such a public announcement.
(b)    If Seller desires to make a public announcement, it shall first give Buyer 24 hours written notification of its intention to make a public announcement.
(c)    Nothing in this Section 15.5 shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law or the rules of any stock exchange upon which the Party’s or a Party’s Affiliate’s capital stock is traded; provided, however, that to the extent not inadvisable in such Party’s reasonable discretion, prior written notification shall be given to the other Parties prior to any such announcement or statement.
15.6    Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by e-mail transmission (provided that the acknowledgment of the receipt of such e-mail is requested and received, excluding automatic responses, with the receiving Person affirmatively obligated to promptly acknowledge receipt) addressed to Seller or Buyer, as appropriate, at the address for such Person shown below or at such other address as Seller or Buyer shall have theretofore designated by written notice delivered to the other Parties:
If to Seller:
QEP Energy Company
500 West Texas Avenue, Suite 1200
Midland, Texas 79701
Attention: Kaes Van’t Hof
Email: kvanthof@diamondbackenergy.com

With copies to:
QEP Energy Company
500 West Texas Avenue, Suite 1200
Midland, Texas 79701
Attention: Matt Zmigrosky
Email: mzmigrosky@diamondbackenergy.com

and

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Stephen Szalkowski
Email: stephen.szalkowski@lw.com

If to Buyer:
Oasis Petroleum North America LLC
1001 Fannin St., Suite 1500
Houston, Texas 77002
Attention: Alex Wall
Email: Alex Wall awall@oasispetroleum.com

With copies to:
Oasis Petroleum North America LLC
1001 Fannin St., Suite 1500
Houston, Texas 77002
Attention: Niko Lorentzatos
Email: nlorentzatos@oasispetroleum.com

and

McDermott Will & Emery LLP
700 Milam St., Suite 1300, PMB 106
Houston, Texas 77002
Attention: Jack J. Langlois
Email: jlanglois@mwe.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or sent by e-mail transmission (provided that delivery of such e-mail is confirmed by written confirmation), as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Seller or Buyer may change the address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6. If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
15.7    Further Cooperation. After the Closing, Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as Seller or Buyer may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto and to accomplish the orderly transfer of the Assets to, and assumption of liabilities by, Buyer in the manner contemplated by this Agreement.
15.8    Filings, Notices and Certain Governmental Approvals. Promptly after the Closing, Buyer shall (a) file for recordation all Assignments and Deeds executed at the Closing in the records of the applicable Governmental Authority (including any assignments of state, federal or tribal Assets), (b) if required by any Contract, send notices, to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) make all filings and pay all customary fees, where required, to obtain consents or approvals of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) where required by the terms of a Material Contract or otherwise as known to Buyer, make all required filings to obtain, all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that, in each case, shall not have been obtained prior to the Closing (including Customary Post-Closing Consents); provided, that, in all cases above, Buyer shall not be required to post any bonds (except as agreed pursuant to other provisions of this Agreement), assume or enter into any obligation in respect thereto, or pay any consideration in connection therewith, other than customary filing fees and costs of preparing and delivering forms or letters for such consents or approvals. Notwithstanding anything to the contrary herein, this Section 15.8 shall not apply to the Schedule 11.10 Consents.
15.9    Entire Agreement; Conflicts.
(a)    THIS AGREEMENT, THE EXHIBITS, SCHEDULES AND APPENDICES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF.
(b)    Except as set forth in Section 15.5, from the Execution Date until the Closing Date, each Party shall keep confidential all information and data relating to this Agreement and the transactions contemplated hereby in accordance with the terms of the Confidentiality Agreement. At the Closing, the Confidentiality Agreement shall be automatically terminated and of no further force or effect (including with respect to any provisions that survive the termination thereof). Seller shall, and shall cause its Affiliates to, hold

(i) the Records and (ii) all information and data received by Sellers or their Affiliates from Buyer or its Affiliates in connection with this Agreement and all information and data with respect to the Assets and this Agreement, strictly confidential, (A) with respect to any information or materials described in clause (i) and (ii) related to Legal Proceedings, until at such time there is a final, non-appealable determination by a court of competent jurisdiction with respect to such Legal Proceeding, and (B) for six months after the Closing Date with respect to any information or materials described in clause (i) and (ii) not covered by foregoing subclause (A).
(c)    THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG SELLER AND BUYER RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE CONFIDENTIALITY AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.
(d)    IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.
15.10    Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller and Buyer and their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so); provided, further, that the Debt Financing Sources shall be deemed third party beneficiaries of the provisions set forth in this Section 15.10, Section 15.11, Section 15.12, Section 15.13 and Section 15.16. . Notwithstanding the foregoing in this Section 15.10, nothing in this Agreement shall prohibit Buyer, or Buyer’s successors and assigns, from selling or disposing of all of or an interest in the Assets, or any part thereof, after the Closing to any other Person.
15.11    Amendment. This Agreement may be amended only by an instrument in writing executed by each of the Parties; provided that the provisions relating to the Debt Financing Sources set forth in Section 15.10, this Section 15.11, Section 15.12, Section 15.13 and Section 15.16 (including defined terms that would modify the substance of such Sections) may not be amended or altered in any manner that is materially adverse to the interests of the Debt Financing Sources or their respective Affiliates without the consent of the Debt Financing Sources.
15.12    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents or representatives or any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Seller or Buyer of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 15.10, Section 15.11, this Section 15.12, Section 15.13, and Section 15.16 (including defined terms that would modify the substance of such Sections) may not be waived in a manner that is materially adverse to the interests of the Debt Financing Sources or their respective Affiliates without the prior written consent of the Debt Financing Sources.
15.13    Conflict of Law Jurisdiction, Venue; Jury Waiver.
(a)    THIS AGREEMENT AND THE LEGAL RELATIONS AMONG SELLER AND BUYER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. EACH OF SELLER AND BUYER CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN DALLAS COUNTY, DALLAS, TEXAS. EACH OF SELLER AND BUYER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DEBT FINANCING.
(b)    Notwithstanding anything in this Section 15.13 or otherwise in this Agreement to the contrary, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and any such action, claim, cross-claim or third party claim shall be governed by and construed and enforced in accordance with the laws of the State of New York, excluding any conflicts of law, rule or principle that might refer construction of provisions to the laws of another jurisdiction.
15.14    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
15.15    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by e-mail transmission via PDF attachment shall be deemed an original signature hereto.
15.16    No Debt Financing Source Liability. Without limitation of any rights of Buyer under any agreement with its Debt Financing Sources, none of the Debt Financing Sources will have any liability to any member of the Seller Indemnified Parties relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby or the Debt Financing, whether at law or in equity, in contract, in tort, or otherwise, and none of the Seller Indemnified Parties will have any rights or claims against any of the Debt Financing Sources hereunder, under the Transaction Documents, or otherwise in connection with the Debt Financing or the transactions contemplated hereunder, and Seller hereby waives any rights or claims against any of the Debt Financing Sources that it has or may have on its behalf and on behalf of the Seller Indemnified Parties hereunder, under the Transaction Documents, or otherwise in connection with the Debt Financing or the transactions contemplated hereunder. Seller hereby agrees that it will not bring or support any action, claim, cause of action or similar claims or assertions of any kind or description arising out of or relating to this Agreement, whether at law or in equity, whether in contract or tort or otherwise, against the Debt Financing Sources with respect to any dispute arising out of or relating in any way to the Debt Financing contemplated hereby or the performance thereof or the transactions contemplated hereunder. No Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages.
[Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Execution Date.

    SELLER:

    QEP ENERGY COMPANY

    By:    /s/ Travis Stice
    Name:    Travis Stice
    Title:    Chief Executive Officer

    BUYER:

    OASIS PETROLEUM NORTH AMERICA LLC

    By:    /s/ Daniel E. Brown
    Name:    Daniel E. Brown
    Title:    Chief Executive Officer
Signature Page to Purchase and Sale Agreement

Appendix A
DEFINED TERMS

“AAA” means the American Arbitration Association.
“AAA Rules” means the Commercial Arbitration Rules of the AAA.
“Accounting Arbitrator” has the meaning set forth in Section 3.6.
“Adjusted Purchase Price” has the meaning set forth in Section 3.3.
“AFE” has the meaning set forth in Section 9.13.
“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph herein.
“Allocable Amount” has the meaning set forth in Section 3.8.
“Allocated Value” has the meaning set forth in Section 3.7.
“Allocation Dispute Resolution Period” has the meaning set forth in Section 3.8.
“Allocation Schedule” has the meaning set forth in Section 3.8.
“Applicable Contracts” means all Contracts (a) to which Seller or an Affiliate is a party (or is a successor or assign of a party) and (b) (i) that pertain to any of the Assets or (ii) that will be binding on Buyer or the Assets after the Closing, but exclusive of any master service agreements or similar Contracts to the extent the same is an Excluded Asset hereunder.
“Assets” has the meaning set forth in Section 2.1.
“Asset Taxes” means ad valorem, property, excise, sales, use, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) assessed against the Assets or based upon acquisition, operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise Taxes and similar Taxes, and (b) Transfer Taxes.
“Assignment” means the Assignment and Bill of Sale from Seller to Buyer pertaining to the Assets (other than the Fee Minerals, Surface Fee, Escrowed Suspense Accounts and Escrowed Suspense Funds) and substantially in the form of Exhibit G-1.

“Assumed Litigation” means those Legal Proceedings and other matters, and the related or associated existing or future Legal Proceedings in any forum concerning the same or similar alleged facts, set forth in Part I of Schedule 9.7.
“Assumed Obligations” has the meaning set forth in Section 8.1.
“Audited Financial Statements” has the meaning set forth in Section 11.12(a).
“Bakken Area” means the entirety of those certain counties located in North Dakota and Montana that are set forth on Exhibit K.
“Bakken Formation” means the interval shown by the open-hole log in the MHA 2-05-04H-148-91 well (API No. 33025015670000) with the top at 9,909 feet measured depth (equivalent to subsea -7,883 feet, the top of the Upper Bakken Shale) and the bottom at 9,980 feet measured depth (equivalent to a subsea -7,954 feet) or the stratigraphic equivalent thereof, recognizing that actual depths may vary across the relevant Leases and Units, which is top of the Pronghorn Formation or base of the Bakken Silt, as applicable.
“BIA” means Bureau of Indian Affairs.
“BLM” means Bureau of Land Management.
“Burden” means any and all rentals, royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests, excess royalties, minimum royalties, shut-in royalties, revenue payable to owners of working interests or wellbore interests, bonuses and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Midland, Texas are generally open for business.
“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.
“Buyer’s Auditors” shall have the meaning set forth in Section 11.12(b).
“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 10.1, Section 10.2, Section 10.3(a), Section 10.5, Section 10.9, Section 10.10, and Section 10.11.
“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.
“Buyer’s Representatives” has the meaning set forth in Section 12.1(a).
“Buyer’s Reserve Engineer” shall have the meaning set forth in Section 11.12(b).
“Casualty Limit” has the meaning set forth in Section 13.3(b).

“Casualty Loss” has the meaning set forth in Section 13.3(b).
“Claim” has the meaning set forth in Section 8.7(b).
“Claim Notice” has the meaning set forth in Section 8.7(b).
“Closing” has the meaning set forth in Section 6.1.
“Closing Date” has the meaning set forth in Section 6.1.
“Closing Date Environmental Escrow Amount” has the meaning set forth in Section 14.1(f)(i).
“Closing Date Title Escrow Amount” has the meaning set forth in Section 13.2(j)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Communication Equipment” has the meaning set forth in Section 2.1(g).
“Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated as of March 17, 2021, by and between Seller and Buyer.
“Consent” has the meaning set forth in Section 9.4.
“Continuing Employee” has the meaning set forth in Section 11.11(b).
“Contract” means any oral or written contract; agreement; mortgage; license agreement; farmin and/or farmout agreement; participation, exploration or development agreement; crude oil, condensate or natural gas purchase and sale, gathering, processing, transportation, marketing, disposal or injection agreement; operating agreement; balancing agreement; unitization, pooling and communitization agreements; facilities or equipment lease; production handling agreement; or other similar contract, but, in each case, specifically excluding any Lease, Easement, Permit or other instrument creating or evidencing record title to an interest in any Asset or any real property related to or used or held for use in connection with the operation of any Asset.
“COPAS” means Council of Petroleum Accountants Societies.
“Credit Support” has the meaning set forth in Section 11.4(a).
“Cure Period” has the meaning set forth in Section 13.2(c).
“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets (or the operation thereof) to Buyer that are customarily obtained after such assignment of properties similar to the Assets.
“Cut-Off Date” has the meaning set forth in Section 2.3(b).

“Data Room Aries Run” means, with respect to a Well, the PV 10 BFIT value for such Well as reflected on an Aries online output from file 3.1.1_Williston_SEC_RES2020Q4 in the Datasite- Project Prince virtual data room with date available heading of 4/1/2021.
“Debt Financing” means any debt financing to be arranged or provided by one or more arrangers, agents, lenders, underwriters, investors, or other financial institutions (any such persons, the “Debt Financing Sources”) at the request of Buyer in connection with financing the transactions contemplated hereunder and payment of related fees, costs and expenses.
“Debt Financing Sources” has the meaning set forth in the definition of “Debt Financing”.
“Deed” means the Mineral and Surface Deed from Seller to Buyer pertaining to the Fee Minerals and Surface Fee in substantially the form of Exhibit G-2 attached hereto.
“Defect Claims Date” has the meaning set forth in Section 13.2(a).
“Defensible Title” means such title of Seller, with respect to the Leases set forth on Exhibit A-1 and Exhibit A-2 and the Wells set forth on Exhibit B-1, that, as of immediately prior to the Closing and subject to the Permitted Encumbrances, is deducible of record or evidenced by binding and enforceable Contracts or other agreements (or elections thereunder):
(a)    with respect to each Lease set forth on Exhibit A-1 or Exhibit A-2 or Well set forth on Exhibit B-1, as applicable (in each case, limited only to the applicable Subject Formation(s)), entitles Seller to receive not less than the Net Revenue Interest set forth on Exhibit A-1, Exhibit A-2 or Exhibit B-1 for such Lease or Well, as applicable, entitles Seller to receive during the entirety of the productive life of such Well, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date be a non-consenting co-owner, as permitted by this Agreement (if applicable), (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, as permitted by this Agreement (if applicable), (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, (iv) decreases resulting from changes in tract or production allocations resulting from elections to participate or not participate in operations after the Execution Date, as permitted by this Agreement (if applicable), (v) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the Execution Date, elects not to consent, or prior to the Execution Date, elected not to consent, and (vi) as otherwise set forth in Exhibit A-1, Exhibit A-2 or Exhibit B-1, as applicable;
(b)    with respect to each Well set forth on Exhibit B-1 (in each case, limited only to the applicable Subject Formation(s)), obligates Seller to bear during the entirety of the productive life of such Well not more than the Working Interest set forth in Exhibit B-1 for such Well, except for (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating agreements, communitization agreements or pooling orders, (ii) increases resulting from the carrying of non-participating interest owners or co-tenants in Leases with respect to the drilling of any Well from and after the Execution Date, (iii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest with respect to such Well as set forth on Exhibit B-1, (iv) increases resulting from actions by Buyer, (v) increases resulting from the establishment or amendment from and after the Execution Date of pools or units as permitted by this Agreement (if applicable) and, and (vi) as otherwise set forth in Exhibit B-1;
(c)    with respect to each Lease set forth on Exhibit A-1 or Exhibit A-2, as applicable (in each case, limited only to the applicable Subject Formation(s)), entitles Seller to not less than the Net Acres set forth on Exhibit A-1 or Exhibit A-2, as applicable, for such Lease, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date be a non-consenting co-owner, as permitted by this Agreement (if applicable), (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, as permitted by this Agreement (if applicable), (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, (iv) decreases resulting from changes in tract or production allocations resulting from elections to participate or not participate in operations after the Execution Date, as permitted by this Agreement (if applicable), (v) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the Execution Date, elects not to consent, or prior to the Execution Date, elected not to consent, and (vi) as otherwise set forth in Exhibit A-1 or Exhibit A-2, as applicable; and
(d)    is free and clear of all Encumbrances.
“Deposit” has the meaning set forth in Section 3.2.
“Dispute Notice” has the meaning set forth in Section 3.5.
“DOJ” means the U.S. Department of Justice.
“Easements” means all permits, licenses, servitudes, easements, surface use agreements, surface leases and rights-of-way primarily used or held for use in connection with the (a) ownership or operation of the other Assets and (b) procurement, gathering, transportation, treatment, storage, sale or disposal of water to or from the Assets, other than Permits and the FCC Licenses.
“Effective Time” means 12:01 a.m. (Prevailing Midland, TX Time) on April 1, 2021.
“Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other bonus, incentive compensation, deferred compensation, profit-sharing, stock-option, stock-appreciation right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change in control, supplemental unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, contract (including any collective bargaining agreement), policy, practice, commitment or understanding (whether qualified or non-qualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.
“Encumbrance” means any lien, mortgage, security interest, pledge, charge, or deed of trust.
“Environmental Arbitrator” has the meaning set forth in Section 14.1(f)(ii).
“Environmental Condition” means (a) a condition existing on the Execution Date with respect to the air, soil, subsurface, surface waters and/or ground waters with respect to Assets that causes Seller or the Assets not to be in compliance with any Environmental Law, or (b) the existence, with respect to the Assets or the operation thereof, on the Execution Date of any environmental pollution, contamination or degradation or other condition where Remediation is presently required (or with notice or passage of time would be required) under Environmental Laws. For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well”, (ii) Plugging and Abandonment Obligations, (iii) the flaring of natural gas or other gaseous Hydrocarbons to the extent not in violation of applicable Environmental Laws, (iv) the presence or absence of NORM to the extent not in violation of applicable Environmental Laws, (v) any condition, matter, event or Liability disclosed in Schedule 9.14 (provided, however, that the foregoing exclusion shall not waive any non-compliance by Seller with respect to the matters described therein to the extent such non-compliance otherwise constitutes an Environmental Condition), (vi) the fact that a Well or any Personal Property is temporarily not in use, and (vii) except with respect to any of the following the condition or use of which is a violation of Environmental Law, the physical condition of any surface or subsurface production equipment or Personal Property, including water or oil tanks, separators or other ancillary equipment, shall not, in any of the foregoing cases, form the basis of an Environmental Condition.
“Environmental Defect” means any Environmental Condition.
“Environmental Defect Deductible” has the meaning set forth in Section 14.1(e).
“Environmental Defect Notice” has the meaning set forth in Section 14.1(a).
“Environmental Defect Property” has the meaning set forth in Section 14.1(a).
“Environmental Dispute” has the meaning set forth in Section 14.1(f)(i).
“Environmental Indemnity Agreement” has the meaning set forth in Section 14.1(c)(iv).
“Environmental Laws” means all applicable Laws as in effect as of the Execution Date relating to pollution, pollution control or the protection of the environment, including those Laws relating to the generation, storage, handling, use, treatment, transportation, disposal or other management of Hazardous Substances. The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority, to the extent such practices or standard are not required by Law, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker health or safety.
“Escrow Agent” means Wells Fargo, N.A.
“Escrow Agreement” means that certain Escrow Agreement by and among Seller, Buyer and the Escrow Agent, to be entered into on or subsequent to the date hereof.
“Escrowed Suspense Accounts” has the meaning set forth in Section 2.1(q).
“Escrowed Suspense Assignment” means the Assignment and Assumption Agreement from Seller to Buyer pertaining to the Escrowed Suspense Accounts and Escrowed Suspense Funds and substantially in the form of Exhibit I-2.
“Escrowed Suspense Funds” has the meaning set forth in Section 2.1(q).
“Exchange” has the meaning set forth in Section 11.13.
“Excluded Assets” means:
(a)    all of Seller’s corporate minute books, financial and tax records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets) other than the Records;
(b)    all trade credits, all accounts, amounts held in suspense and attributable to Seller’s ownership interest in the Assets, receivables and all other proceeds, income or revenues, in each case, attributable to the Assets with respect to any period of time prior to the Effective Time;
(c)    all rights, claims and causes of action of Seller arising under or with respect to any Leases or Applicable Contracts that are attributable to periods of time prior to the Effective Time (including rights to, and claims for, adjustments, recoupments, credits or refunds), including for the avoidance of doubt, all claims for reimbursement, credits and rights to recoupment with respect to overpayments of Burdens, including all Burdens paid to any Governmental Authority (including the ONRR), in each case, whether or not determined as a result of future audits;
(d)    subject to Section 13.3(b), all rights and interests relating to the Assets:
(i)    under any existing policy or agreement of insurance,
(ii)    under any Credit Support; or
(iii)    to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property;

(e)    all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;
(f)    all claims of Seller or its Affiliates for refunds of or loss carry forwards with respect to:
(i)    production or any other Taxes paid by Seller or its Affiliates attributable to any period prior to the Effective Time;
(ii)    income Taxes paid by Seller or its Affiliates; or
(iii)    any Taxes attributable to the Excluded Assets;
(g)    all personal computers, software licenses, servers and the contents thereof, SCADA equipment, network equipment and associated peripherals and telephone equipment, and all associated data, in each case, other than the Communications Equipment;
(h)    all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;
(i)    all Excluded Records;
(j)    all audit rights in respect of:
(i)    the Assets and with respect to any period prior to the Effective Time; or
(ii)    Excluded Assets;
(k)    all geophysical and other seismic and related technical data and information relating to the Assets to the extent that such geophysical and other seismic and related technical data and information is:
(i)    proprietary, or
(ii)    not transferable (in which case, such restriction has been disclosed to Buyer) without payment of a fee or other penalty to any Third Party under any Contract (unless Buyer has separately agreed in writing to pay such fee or other penalty);
(l)    any assets that are excluded pursuant to the provisions of this Agreement;
(m)    any master service agreements or similar Contracts;
(n)    if Seller or any of its Affiliates is the operator under an operating agreement or pooling order covering any Asset, an amount equal to the costs and expenses paid by Seller or its Affiliate on behalf of other joint interest owners of such Asset that are attributable to the periods from and after the Effective Time, whether paid before or after the Effective Time, and the right to obtain such amounts from joint interest owners;
(o)    any Hedge Contracts of Seller;
(p)    any debt instruments;
(q)    any right to recoupment of Burdens paid to a Governmental Authority paid by Seller and attributable to:
(i)    the Assets;
(ii)    valuation under 30 C.F.R. Pt. 1206 Subpt. D; and
(iii)    any period of time prior to the Effective Time; and
(r)    the assets set forth in Exhibit H.
“Excluded Records” means any items referenced in the definition of “Records” that are (a) subject to a disclosure or confidentiality restriction in favor of a Third Party, (b) not transferable without payment of additional consideration (unless Buyer has agreed in writing to pay such additional consideration) or that Seller and its Affiliates would not be able to otherwise compile and prepare for transfer using commercially reasonable efforts, (c) e-mails or other electronic files on Seller’s or its Affiliates’ servers and networks, (d) employee files and personnel records, (e) legal records and legal files of Seller, including all work product of and attorney-client communications with Seller’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege (but excluding any title opinions), (f) reserve reports, valuations, and estimates of any quantities of Hydrocarbons or the valuation thereof with respect to the Assets, and any Hydrocarbon or other Hydrocarbon pricing assumptions, forward Hydrocarbon or other pricing estimates, Hydrocarbon or price decks, or Hydrocarbon or pricing studies related thereto, (g) data, correspondence, materials, documents, descriptions, or records relating to the auction, marketing, sales negotiation, or sale of any of the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person, (h) Tax Records that relate to the business of Seller generally, or (i) originals of the Records that relate to both the Assets and any Excluded Assets (subject to Buyer’s right under Section 6.4 to copies of such Records) and copies of all other Records.
“Execution Date” has the meaning set forth in the introductory paragraph of this Agreement.
“FCC Licenses” has the meaning set forth in Section 2.1(h).
“Fee Minerals” has the meaning set forth in Section 2.1(a).
“Final Payment Date” has the meaning set forth in Section 3.5.

“Final Price” has the meaning set forth in Section 3.5.
“Final Settlement Statement” has the meaning set forth in Section 3.5.
“Franchise Tax Liability” means any Liability for Tax imposed by a state on Seller’s or any of its Affiliates’ (or any combined unitary or consolidated group of which any of the foregoing is or was a member’s) gross or net income and/or capital for the privilege of engaging in business in that state (including Texas margin Tax liability) that was or is attributable to Seller’s ownership of the Assets.
“FTC” means the U.S. Federal Trade Commission.
“Fundamental Representations” means the representations and warranties of Seller set forth in Section 9.1, Section 9.2, Section 9.3(a), Section 9.16 and Section 9.19.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any federal, state, local, municipal, tribal, foreign or other government; any governmental, quasi-governmental regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, arbitral, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Hard Consent” has the meaning set forth in Section 13.4(a)(i).
“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws; provided, however, that NORM shall not constitute a “Hazardous Substance”.
“Hedge Contract” means any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Hydrocarbons” means oil, gas and other hydrocarbons (including casinghead gas and condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and sulphur, carbon dioxide and any other minerals extracted from, attributable to or produced in association therewith.

“Imbalances” means all Well Imbalances and Pipeline Imbalances.
“Income Tax Liability” means any Liability of Seller or its Affiliates, or any combined unitary, or consolidated group of which any of the foregoing is or was a member, attributable to any federal, state or local income Tax measured by or imposed on the net income, profits, revenue or similar measure that was or is attributable to Seller’s ownership of the Assets.
“Indemnified Party” has the meaning set forth in Section 8.7(a).
“Indemnifying Party” has the meaning set forth in Section 8.7(a).
“Indemnity Deductible” has the meaning set forth in Section 8.4(a).
“Indian Mineral Development Agreements” means the Subject IMDA Lease, the Section 28 Lease and that certain Oil and Gas Lease (QEP Lease No. ND10998000), between the Three Affiliated Tribes and Seller, effective as of December 16, 2009.
“Individual Environmental Defect Threshold” has the meaning set forth in Section 14.1(e).
“Individual Indemnity Threshold” has the meaning set forth in Section 8.4(a).
“Individual Title Defect Threshold” has the meaning set forth in Section 13.2(i).
“Interim Financial Statements” has the meaning set forth in Section 11.12(a).
“Inventory” has the meaning set forth in Section 2.1(f).
“Knowledge” means with respect to (a) Seller, the actual knowledge (without investigation or inquiry of any kind) of the Persons set forth in Schedule 1.1A, and (b) Buyer, the actual knowledge (without investigation or inquiry of any kind) of the Persons set forth in Schedule 1.1B.
“Law” means any applicable statute, law (including common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority and any binding judicial or administrative interpretation thereof.
“Leases” has the meaning set forth in Section 2.1(a).
“Legal Proceeding” means any judicial, civil, criminal, administrative or arbitral action, suit, hearing, audit or other proceeding (public or private) before or issued by any Governmental Authority.
“Liabilities” means any and all claims, causes of action, payments, charges, judgments, assessments, losses, damages, penalties, fines, costs and expenses, Taxes, interest obligations deficiencies, debts, obligations, costs and expenses and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.
“Lowest Cost Response” means the Remediation of the identified Environmental Condition or Environmental Defect in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response may specifically include taking no action, leaving the condition unaddressed, periodic monitoring, the use of institutional controls or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include (a) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM; (b) the costs of Buyer’s or any of its Affiliate’s employees or attorneys; (c) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, or in connection with Permit renewal/amendment activities); (d) overhead costs of Buyer or its Affiliates; (e) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date; (f) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles permitted under applicable Environmental Laws; or (g) any costs or expenses relating to any Plugging and Abandonment Obligations with respect to wells located on or comprising part of the Assets.
“Material Adverse Effect” means an event, occurrence or circumstance that, individually or in the aggregate, has resulted in a material adverse effect on (a) the ownership, operation or value of the Assets taken as a whole and as currently operated as of the Execution Date, or (b) Seller’s ability to consummate the transactions contemplated hereby; provided, however, that with respect to clause (a) a Material Adverse Effect shall not include any material adverse effect resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any action or omission of Seller taken with the prior written consent of Buyer or that is otherwise permitted or prescribed hereunder; (iii) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates, or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally) in the area in which the Assets are located, the United States or worldwide; (iv) changes in conditions or developments applicable to the oil and gas industry in the United States, whether generally or in the area where the Assets are located; (v) acts of God, including hurricanes, tornadoes, storms or other naturally occurring events; (vi) orders, acts or failures to act of Governmental Authorities; (vii) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (viii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (ix) a change in or modification of, or a promulgation, adoption, issuance, repeal or replacement of, or a change in the enforcement of, Laws or GAAP and any interpretations thereof by any Governmental Authority from and after the Execution Date; (x) any reclassification or recalculation of reserves in the ordinary course of business; (xi) changes in the prices of Hydrocarbons; (xii) changes in service costs applicable to the oil and gas industry in the United States, whether generally or in the area where the Assets are located; (xiii) strikes and labor disturbances; (xiv) natural declines in well performance; (xv) any Casualty Loss; (xvi) any condition, matter, event or Liability disclosed in the Schedules; (xvii) any failure to meet internal or Third Party projections or forecasts or revenue, earnings or reserve forecasts; (xviii) matters as to which an adjustment is provided for under Section 3.3 or for which Seller has indemnified Buyer hereunder; and (xix) any effect resulting from any action taken by Buyer, any Buyer’s Representative or any Affiliate of Buyer; provided, however, to the extent any of the events in the foregoing clauses (iii), (iv), (xi) or (xii) occur and the effect thereof has a disproportionally adverse effect on either Seller or the Assets, as compared to other similarly situated participants in the upstream oil and gas industry in the Bakken Area, such disproportionate effects may be the basis of a Material Adverse Effect.
“Material Contract” has the meaning set forth in Section 9.8(a).
“Net Acre” means, as computed separately with respect to the Subject Formation of each Lease identified on Exhibit A-1 and Exhibit A-2, (a) the gross number of mineral acres in the Lands covered by that Lease insofar as it relates to the Subject Formation, multiplied by (b) the lessor’s undivided fee simple mineral interest (expressed as a percentage) in the lands covered by that such Lease insofar as it relates to the Subject Formation, multiplied by (c) in the case of the Leases identified on Exhibit A-1 only, Seller’s undivided Working Interest in such Lease insofar as it relates to the Subject Formation; provided, however, if items (a) and (b) of this definition vary as to different areas within any tracts or parcels or Subject Formation burdened by such Lease, a separate calculation shall be performed with respect to each such area or Subject Formation.
“Net Revenue Interest” means, with respect to each Lease set forth on Exhibit A-1 or Exhibit A-2 and Well set forth on Exhibit B-1, as applicable (in each case, limited only to the applicable Subject Formation(s)), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease or Well, and the proceeds thereof (in each case, limited only to the applicable Subject Formation(s)), after giving effect to all Burdens.
“Net Payout Balance Adjustment Amount” means an amount equal to the absolute difference between (a) the sum of the Payout Adjustment Amounts for all Wells that have a positive Payout Adjustment Amount, minus (b)the sum of the Payout Adjustment Amounts for all Wells that have a negative Payout Adjustment Amount.
    “New PV 10 BFIT Value” means, with respect to a Well, the PV 10 BFIT value for such well determined by re-calculating the PV 10 BFIT value for such well using all criteria used in the Data Room Aries Run for such Well (including the same pricing scenarios of relative BFIT values), with the only modification being the use of the correct payout balance for such Well based on the Updated Payout Balance provided for such Well pursuant to Section 3.10, instead of the payout balance used in the Data Room Aries Run with respect to such Well.  For a given Well, the Updated Payout Balance shall be calculated as of the same date as the payout balance used in the Data Room Aries Run.
“NORM” means naturally occurring radioactive material.

“Offer Period” has the meaning set forth in Section 11.11(a).
“ONRR” means the Office of Natural Resources Revenue, or any applicable successor agency.
“Operating Expenses” means all operating expenses (including costs of insurance, overhead charged to the Assets by Third Party operators under any Applicable Contracts, equipment rentals and other equipment lease maintenance payments and shut-in payments) and capital expenditures incurred in the ownership and operation of the Assets; but excluding (in all cases) Liabilities attributable to (a) personal injury or death, property damage, torts, breach of contract or violation of any Law, (b) Plugging and Abandonment Obligations, closing pits and restoring the surface around the Wells or such facilities and pits, (c) Liabilities caused by Environmental Conditions, (d) obligations with respect to Imbalances, (e) obligations to pay Burdens or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including Suspense Funds and the Escrowed Suspense Funds, (f) obligations with respect to Hedge Contracts, (g) obligations with respect to Taxes, (h) amounts incurred or paid by Seller or its Affiliates to cure any Environmental Defect or Title Defect, (i) amounts incurred or paid by Seller or its Affiliates with respect to any Specified Obligations, (j) costs to cause the Assets affected by any Casualty Loss to be repaired, replaced or restored by Seller under Section 8.15, (k) any lease bonus, broker fees, lease option payments, lease extension payments or other lease renewal or acquisition costs incurred or paid by Seller or its Affiliates, and (l) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (m), whether such claims are made pursuant to contract or otherwise.
“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, verdict or decree entered, issued or rendered by any Governmental Authority.
“Other Wells” has the meaning set forth in Section 2.1(d).
“Outside Date” means September 27, 2021, or such other date as mutually agreed to by the Parties in writing.
“Overhead Costs” means an amount equal to $500,000 per month, prorated for the number of days within the applicable month.
“Party” and “Parties” have the meanings set forth in the introductory paragraph of this Agreement.
    “Payout Adjustment Amount” means, with respect to a Well, the amount (whether positive or negative) equal to (a) the Allocated Value of such Well, times (b) the percentage equal to (i) the difference between (A) the New PV 10 BFIT Value of such Well, minus (B) the PV 10 BFIT value for such Well set forth in the Data Room Aries Run, divided by (ii) the PV 10 BFIT value for such Well set forth in the Data Room Aries Run.

“Permit” means any permits, licenses, authorizations, registrations, certificates, orders, franchises, consents or approvals granted or issued by any Governmental Authority, but specifically excluding the FCC Licenses.
“Permitted Encumbrances” means:
(a)    the terms and conditions of all Leases, Easements and all Burdens if the net cumulative effect of such Leases, Easements and Burdens does not operate to (i) reduce the Net Revenue Interest of Seller with respect to any Lease set forth on Exhibit A-1 or Exhibit A-2 or any Well set forth on Exhibit B-1, as applicable (in each case, limited only to the applicable Subject Formation(s)), to an amount less than the Net Revenue Interest set forth in Exhibit A-1, Exhibit A-2 or Exhibit B-1, as applicable, (ii) obligate Seller to bear a Working Interest with respect to each Well set forth on Exhibit B-1 (in each case, limited only to the applicable Subject Formation(s)), in an amount greater than the Working Interest set forth in Exhibit B-1 (unless the Net Revenue Interest for such Subject Formation is greater than the Net Revenue Interest set forth in Exhibit B-1 for such Subject Formation(s), and such increase is in the same proportion as any increase in such Working Interest), (iii) reduce the Net Acres of Seller with respect to the Subject Formation in any Lease below that set forth in Exhibit A-1 or Exhibit A-2 for such Lease, as applicable, or (iv) individually or in the aggregate, do not materially impair the operation or use any of the Assets as currently operated as of the Execution Date (or as subsequently owned and operated in a manner similar to current ownership and operation);
(b)    (i) preferential rights to purchase, consents to assignment and other similar restrictions, and (ii) Customary Post-Closing Consents and any required notices to, or filings with, Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;
(c)    liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business and if so contested, are identified on Schedule 1.1C;
(d)    conventional rights of reassignment upon final intention to abandon or release any of the Assets;
(e)    those Title Defects that Buyer waives in writing or is deemed to have waived pursuant to the terms of this Agreement and those Title Defects that are asserted pursuant to any Title Defect Notice delivered by Buyer pursuant to this Agreement but that are not remedied on account of the application of the provisions of Section 13.2(i);
(f)    all applicable Permits and Laws and all rights reserved to or vested in any Governmental Authority: (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; provided, such right has not been exercised or adjudicated prior to the Defect Claims Date; (iii) to use such property in a manner which would not reasonably be expected to materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;
(g)    rights of a common owner of any interest in Easements or Permits held by Seller and such common owner as tenants in common or through common ownership;
(h)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes, or for the joint or common use of rights-of-way, facilities and equipment;
(i)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or delinquent or, if delinquent, that are being contested in good faith;
(j)    liens created under Leases, Applicable Contracts or Easements included in the Assets and/or operating agreements or production sales contracts or by operation of Law in respect of obligations that are not yet due or delinquent;
(k)    (i) failure of the records of any Governmental Authority (including the State of North Dakota, BLM, BIA or Three Affiliated Tribes) to reflect Seller as the owner of any Asset, unless required for Seller’s interest in such Asset to be effective with such Governmental Authority or a Third Party, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county; (ii) failure to record Leases or Easements issued by any Governmental Authority (including the State of North Dakota, BLM, BIA or Three Affiliated Tribes) in the real property, conveyance, or other records of the county in which such Leases or Easements are located, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded with the Governmental Authority (including the State of North Dakota, BLM, BIA or Three Affiliated Tribes) that issued any such Lease or Easement, and, provided, further, that the failure to record has not resulted in a superior claim by a Third Party or (iii) delay or failure of any Governmental Authority (including the State of North Dakota, BLM, BIA or Three Affiliated Tribes) to approve the assignment of any Asset to Seller or any predecessor in title to Seller for a conveyance which was made in the last six months, unless such approval has been expressly denied or rejected in writing by such Governmental Authority;
(l)    to the extent that such oil and gas fee estate is covered by (i) Leases from both the Three Affiliated Tribes and from the State of North Dakota, or (ii) a Lease only from the Three Affiliated Tribes, any defects arising from any claim that the Three Affiliated Tribes or the State of North Dakota, as applicable, does not own the oil and gas fee estate in all or any portion of the lands (A) between the high and low watermarks or (B) covering the riverbed, in each case, of any river (including the Missouri River);

(m)    any defects arising from the failure to file an affidavit relating to the occurrence of a required contingency pursuant to N.D. Cent. Code § 47-16-40;
(n)    any defects arising out of (i) any lawsuit or other action asserting that the BIA improperly approved leases of allotted lands that were not in the “best interest” of the lessor because of an inadequate lease bonus or otherwise, (ii) the failure of the Three Affiliated Tribes, BIA or BLM to have approved any assignments that have been executed and filed in the last 180 days in Seller’s chain of title to a Lease covering allotted lands unless the Three Affiliated Tribes, BIA or BLM, as applicable, have affirmatively denied in writing such approval or (iii) the failure of the BIA to have approved the creation of any Lease granted by the Three Affiliated Tribes that covers the oil and gas fee estate in all or any portion of the lands (A) between the high and low watermarks or (B) covering the riverbed, in each case, of any river (including the Missouri River), unless the BIA has affirmatively denied the granting of such Lease in writing;
(o)    lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction or replacement of the unit);
(p)    failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Seller’s chain of title to the Asset; provided, that, a counterparty has not objected to such failure;
(q)    failure of any communitization agreement, unit agreement, or similar type of agreement to have been finally approved by any Governmental Authority;
(r)    where overlapping Units exist, inconsistencies in the methodology of allocating acreage and interests in one such overlapping Unit as compared to the methodology used to allocate acreage and interests in the other such overlapping Units;
(s)    any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;
(t)    the terms and conditions of this Agreement or any Transaction Document;
(u)    defects based on or arising out of the failure of a Lease to hold a specified number of Net Acres due to any provision in the Lease providing that the Lease holds only acreage within the proration units as to wells producing in paying quantities (or that are held by payments in lieu of such production) as of the expiration of such primary term, but only to the extent that the primary term of such Lease expires on or after the Closing Date;
(v)    the terms and conditions of the Applicable Contracts to the extent that the same do not, in the aggregate, operate to (i) reduce the Net Revenue Interest of Seller with respect to any Lease set forth on Exhibit A-1 or Exhibit A-2 or any Well set forth on Exhibit B-1, as applicable (in each case, limited only to the applicable Subject Formation(s)), to an amount less than the Net Revenue Interest set forth in Exhibit A-1, Exhibit A-2 or Exhibit B-1, as applicable, (ii) obligate Seller to bear a Working Interest with respect to each Well set forth on

Exhibit B-1 (in each case, limited only to the applicable Subject Formation(s)), in an amount greater than the Working Interest set forth in Exhibit B-1 (unless the Net Revenue Interest for such Subject Formation is greater than the Net Revenue Interest set forth in Exhibit B-1 for such Subject Formation(s), and such increase is in the same proportion as any increase in such Working Interest), (iii) reduce the Net Acres of Seller with respect to the Subject Formation in any Lease below that set forth in Exhibit A-1 or Exhibit A-2 for such Lease, as applicable, or (iv) materially impair the operation or use any of the Assets as currently operated as of the Execution Date (or as subsequently owned and operated in a manner similar to current ownership and operation);
(w)    any calls on production under Applicable Contracts; and
(x)    zoning and planning ordinances and municipal regulations.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
“Personal Property” has the meaning set forth in Section 2.1(f).
“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any invasive, sampling or testing activities.
“Phase II Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1903, or any similar environmental site assessment that includes surficial soil and water sampling, sub-surficial soil borings, and/or groundwater monitoring well installation, sampling and analysis.
“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract or Law relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract or at Law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility, including cash settlement obligations.
“Plugging and Abandonment Obligations” means any Liabilities associated with the permanent or temporary plugging and/or abandonment of any wells or dismantling or decommissioning of any facilities or other assets, excluding any Liability with respect to a violation of Environmental Law.
“Preferential Purchase Right” means each preferential purchase right, right of first refusal or similar right pertaining to an Asset and the consummation of the transactions contemplated hereby.

“Preliminary Settlement Statement” has the meaning set forth in Section 3.4.
“Protection Period” has the meaning set forth in Section 11.11(c).
“Purchase Price” has the meaning set forth in Section 3.1.
“Qualified Offer” has the meaning set forth in Section 11.11(a).
“Records” has the meaning set forth in Section 2.1(t).
“Remediation” means, with respect to an Environmental Condition or Environmental Defect, the response required or allowed under Environmental Laws that completely addresses (for current and future use in the same manner as being currently used) the identified Environmental Condition or Environmental Defect at the Lowest Cost Response. The word “Remediate” and other variations thereof shall have correlative meanings.
“Remediation Amount” means, with respect to an Environmental Condition or Environmental Defect, the cost for which Seller is responsible (net to Seller’s interests or for which Seller is otherwise responsible) of the Remediation of such Environmental Condition.
“SASR” has the meaning set forth in Section 2.1(s).
“SASR Consent” has the meaning set forth in Section 13.4(a)(i).
“SASR Interests” has the meaning set forth in Section 2.1(s).
“Scheduled Closing Date” has the meaning set forth in Section 6.1.
“SEC” shall have the meaning set forth in Section 11.12(b).
“Seller” has the meaning set forth in the introductory paragraph of this Agreement.
“Seller Indemnified Parties” has the meaning set forth in Section 8.3.
“Seller Taxes” means (a) any Income Tax Liability or any Franchise Tax Liability, (b) Asset Taxes allocable to Seller pursuant to Section 15.2(c) (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of Purchase Price adjustments made pursuant to Section 3.3, Section 3.4 and Section 3.5, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(e)), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets, (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time, and (e) Transfer Taxes allocable to Seller under Section 15.2(b).

“Severance Obligations” means any severance payment, change of control payments or similar obligations of Seller to any Williston Employee pursuant to any Contract with such Person existing as of or prior to the Closing (but specifically excluding any arrangement entered into upon the Closing or in connection with the transactions contemplated by this Agreement by or at the direction of Buyer or its Affiliates) that would arise from the termination (including termination with or without cause and voluntary termination) of the position, office, employment or engagement of such Person upon or at any time after the Closing, or that exists as of the Closing as a result of any such termination prior to the Closing, including any severance, bonus or tax indemnification obligations or other similar payments and the portion of any Medicaid, Social Security or unemployment Taxes in respect of such payments for which Seller or any of its Affiliates are liable.
“Special Warranty” has the meaning set forth in Section 13.1(b).
“Specified Obligations” means any and all of the obligations and liabilities of Seller, known or unknown, arising from, based upon, related to or associated with: (a) off-site transportation and disposal by Seller or its Affiliates, or at Seller’s or such Affiliate’s direction, of Hazardous Substances from or relating to the Assets in connection with Seller’s operation thereof prior to the Effective Time; (b) personal injury or death attributable to Seller’s or its Affiliates’ operation of the Assets prior to the Effective Time; (c) (A) Seller’s or its Affiliates’ employees with respect to, or related to, the employment relationship between such Seller or its Affiliates and such employees (but with respect to a Continuing Employee, only attributable to the period prior to the Closing Date), (B) the Severance Obligations, (C) employee benefit plans of Seller or its Affiliates or (D) the obligations of Seller set forth in Section 11.11; (d) the Excluded Assets set forth in clause (l), (m), (o), (p) and (r) of the definition of Excluded Assets; (e) other than any Liabilities resulting from any matters listed on Schedule 9.7, the accounting for, failure to pay, underpayment to, or incorrect payment to Burdens or escheat obligations, with respect to any Asset attributable to periods prior to the Effective Time; (f) Claims by any Third Party relating to or arising out of the gross negligence or willful misconduct of Seller with respect Seller’s operation of the Assets prior to the Effective Time; (g) indebtedness of Seller or its Affiliates for borrowed money (or any related fees) as of the Closing; (h) other than any Liabilities resulting from any matters listed on Schedule 9.7, any civil or administrative fines or penalties imposed or assessed by Governmental Authorities as a result of Seller’s ownership, operation or use of the Assets prior to the Effective Time (but expressly excluding such fines or penalties attributable to or resulting from circumstances relating to Environmental Laws); (i) any criminal sanctions, fines or penalties imposed or assessed by Governmental Authorities as a result of Seller’s ownership, operation or use of the Assets prior to the Effective Time (but expressly excluding such fines or penalties or sanctions attributable to or resulting from circumstances relating to Environmental Laws); (j) all Liabilities arising out of, in connection with, attributable to the Legal Proceedings set forth in Part II of Schedule 9.7; (k) the Liabilities described in Part I of Schedule 1.1D; and (l) the Liabilities described in Part II of Schedule 1.1D.
“Storage Hydrocarbons” has the meaning set forth in Section 3.3(a)(i).

“Straddle Period” means any Tax period beginning before and ending on or after the Effective Time.
“Subject Formation(s)” means, with respect to each (a) Well, the currently producing formation with respect to such Well, and (b) Lease, the Bakken Formation and the Three Forks Formation, unless expressly specified otherwise on Exhibit A-1 or Exhibit A-2.
“Surface Fee” has the meaning set forth in Section 2.1(n).
“Surface Leases” has the meaning set forth in Section 2.1(o).
“Suspense Funds” means all amounts controlled by Seller in suspense (that is owed by Seller to a Third Party) as of the Effective Time that are attributable to the Assets.
“Tax” or “Taxes” means all taxes, assessments, duties, levies, imposts, fees, unclaimed property and escheat obligations or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, production, excise, severance, net proceeds, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under former Code Section 59A), alternative minimum, add-on, value-added, surtax, withholding (including backup withholding), remittance, presumptive, net worth, special contribution, profits, goods and services, service, motor vehicle, entertainment, insurance, occupation and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.
“Tax Audit” has the meaning set forth in Section 15.2(h).
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.
“Tax Partnership” has the meaning set forth in Section 9.15(g).
“Tax Returns” means any report, return, election, document, estimated Tax filing, declaration, information, return or other filing provided to any Taxing Authority, including any schedule or attachment thereto and any amendments thereof.
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Three Affiliated Tribes” means, collectively, the Mandan Indian Tribe, the Hidatsa Indian Tribe and the Arikara Indian Tribe, commonly known as the Three Affiliated Tribes of the Fort Berthold Indian Reservation.

“Three Forks Formation” means the interval shown by the open-hole log in the MHA 2-05-04H-148-91 well (API No. 33025015670000) with the top at 9,980 feet measured depth (equivalent to subsea -7,954 feet, the top of the Pronghorn Formation) and the bottom at 10,093 feet measured depth (equivalent to a subsea -8,067 feet) or the stratigraphic equivalent thereof, recognizing that actual depths may vary across the relevant Leases and Units, which is top of the Third Bench of the Three Forks Formation, as applicable.
“Title Arbitrator” has the meaning set forth in Section 13.2(j)(ii).
“Title Benefit” means, with respect to each Lease set forth on Exhibit A-1 or Exhibit A-2 and Well set forth on Exhibit B-1, as applicable (in each case, limited only to the applicable Subject Formation(s)), any right, circumstance or condition existing immediately prior to Closing that operates to:
(a)    increase the Net Revenue Interest of Seller with respect to the Subject Formation in any Lease or Well above that shown for such Subject Formation in Exhibit A-1, Exhibit A-2 or Exhibit B-1, as applicable, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest in such Lease or Well with respect to such Subject Formations;
(b)    reduce the Working Interest with respect to the Subject Formation in any Well that is less than that shown for such Well in Exhibit B-1, to the extent the same does not cause any decrease in the Seller’s Net Revenue Interest with respect to such Well; or
(c)    entitle Seller to a number of Net Acres as to the Subject Formation with respect to any Lease in excess of the amount set forth in Exhibit A-1 or Exhibit A-2, as applicable, with respect to such Lease, to the extent there is no reduction in Seller’s Net Revenue Interest as to such Subject Formation and Lease.
“Title Benefit Amount” has the meaning set forth in Section 13.2(e).
“Title Benefit Notice” has the meaning set forth in Section 13.2(b).
“Title Benefit Property” has the meaning set forth in Section 13.2(b).
“Title Defect” means any Encumbrance, defect or other matter that causes Seller not to have Defensible Title; provided that the following shall not be considered Title Defects:
(a)    defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and has resulted, or would be reasonably likely to result, in another Person’s actual and superior claim of title to the relevant Lease or Well;
(b)    any gap in the chain of title, unless Buyer provides affirmative evidence of such gap and has resulted, or would be reasonably likely to result, in another Person’s actual and superior claim of title to the relevant Lease or Well;

(c)    defects arising from any prior oil and gas lease relating to the lands covered by the Leases or Units with an expired primary term not being surrendered of record, unless Buyer provides reasonable affirmative evidence that such prior oil and gas lease is still in effect and has resulted, or would be reasonably likely to result, in another Person’s actual and superior claim of title to the relevant Lease or Well;
(d)    defects that affect only which Person has the right to receive Burden payments (rather than the amount of the proper payment of such Burden payment) and that do not affect the validity of the underlying Lease, in each case, to the extent same do not, individually or in the aggregate (i) do not operate to reduce the Net Revenue Interest of Seller with respect to any Lease set forth on Exhibit A-1 or Exhibit A-2 or any Well set forth on Exhibit B-1, as applicable (in each case, limited only to the applicable Subject Formation(s)), to an amount less than the Net Revenue Interest set forth in Exhibit A-1, Exhibit A-2 or Exhibit B-1, as applicable, (ii) do not obligate Seller to bear a Working Interest with respect to each Well set forth on Exhibit B-1 (in each case, limited only to the applicable Subject Formation(s)), in an amount greater than the Working Interest set forth in Exhibit B-1 (unless the Net Revenue Interest for such Subject Formation is greater than the Net Revenue Interest set forth in Exhibit B-1 for such Subject Formation(s), and such increase is in the same proportion as any increase in such Working Interest), or (iii) do not operate to reduce the Net Acres of Seller with respect to the Subject Formation in any Lease below that set forth in Exhibit A-1 or Exhibit A-2 for such Lease, as applicable;
(e)    defects based solely on: (i) lack of information in Seller’s files, (ii) references to an unrecorded document to which neither Seller nor any Affiliate of Seller is a party; or (iii) any Tax assessment, Tax payment or similar records or the absence of such activities or records;
(f)    Encumbrances created under deeds of trust, mortgages or similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby that would customarily be waived or accepted in taking or purchasing such Leases and for which a reasonably prudent lessee would not customarily seek a subordination of such Encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the Lease;
(g)    all Encumbrances, defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes of prescription;
(h)    all defects or irregularities resulting from lack of survey or lack of metes and bounds descriptions unless required by Law;
(i)    all Encumbrances, defects or irregularities resulting from the failure to record releases of liens, production payments or mortgages that have expired on their own terms;
(j)    the absence of any lease amendment or consent by any Burden or mineral interest holder authorizing the pooling of any leasehold interest, Burden or mineral interest;

(k)    defects arising from any Lease having no pooling provision, an inadequate horizontal pooling provision, or provision that otherwise restricts or prohibits pooling;
(l)    with respect to any interest in the Assets acquired through valid compulsory or forced pooling, failure of the records of any Governmental Authority to reflect Seller or any of its Affiliates as the owner of an Asset;
(m)    defects in the chain of title consisting of the failure to recite marital status in a document or the omissions of (i) affidavits or similar instruments reflecting heirship or (ii) estate proceedings, unless Buyer provide affirmative evidence that such failure results in another Person’s actual and superior title to the relevant Lease or Well;
(n)    defects arising from any change in Laws after the Execution Date, including changes that would raise the minimum landowner royalty;
(o)    defects asserting that non-consent, carried non-participating, or before and after-payout interests do not transfer leasehold title or have not been recorded in the county records;
(p)    defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for seven and a half years or more;
(q)    defects arising out of minor errors or omissions related to riparian legal descriptions that do not affect the validity of a Lease; or
(r)    any Encumbrance, defect or loss of title affecting ownership interests in formations other than any applicable Subject Formation applicable to the relevant Lease or Well, unless such Encumbrance or loss of title would prevent or materially inhibit Buyer’s right or ability to access such Subject Formation for the purpose of drilling or producing Hydrocarbons therefrom.
“Title Defect Amount” has the meaning set forth in Section 13.2(g).
“Title Defect Deductible” has the meaning set forth in Section 13.2(i).
“Title Defect Notice” and “Title Defect Notices” have the meanings set forth in Section 13.2(a).
“Title Defect Property” has the meaning set forth in Section 13.2(a).
“Title Dispute” has the meaning set forth in Section 13.2(j)(i).
“Title Indemnity Agreement” has the meaning set forth in Section 13.2(d)(ii).
“Transaction Documents” means those documents executed and delivered pursuant to or in connection with this Agreement.

“Transfer Taxes” has the meaning set forth in Section 15.2(b).
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” has the meaning set forth in Section 2.1(b).
“Updated Payout Balance” has the meaning set forth in Section 3.10.
“Wells” has the meaning set forth in Section 2.1(c).
“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.
“Willful Breach” means, with respect to any Party, such Party knowingly and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material covenant under this Agreement applicable to such Party.
“Williston Employee” has the meaning set forth in Section 11.11(a).
“Williston Employee Benefit Plans” has the meaning set forth in Section 9.18(a).
“Working Interest” means, with respect to each Lease or Well set forth on Exhibit A-1, Exhibit A-2 or Exhibit B-1, as applicable (in each case, limited only to the applicable Subject Formation(s)), the interest that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well (in each case, limited only to the applicable Subject Formation(s)), but without regard to the effect of any Burdens.